Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

NEUROBO PHARMACEUTICALS, INC.,

SHELBY MERGER SUB 1, INC.,

SHELBY MERGER SUB 2, LLC,

ANA THERAPEUTICS, INC.

and

AKASH BAKSHI,

solely in his capacity as Stockholder Representative (for the limited purposes described herein)

Dated as of December 31, 2020

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Annexes

Annex A          -          Closing Spreadsheet

Exhibits

Exhibit A         -          Form of Seller Indemnification Agreement

Exhibit B         -           Form of Parent Support Agreement

Exhibit C-1      -          Form of Employment Agreement for Akash Bakshi

Exhibit C-2      -          Form of Employment Agreement for Nadja Mannowetz

Exhibit C-3      -          Form of Employment Agreement for Andrew Bartynski

Exhibit D-1     -           Form of Non-Compete Agreement for Akash Bakshi

Exhibit D-2     -           Form of Non-Compete Agreement for Nadja Mannowetz

Exhibit D-3     -           Form of Non-Compete Agreement for Andrew Bartynski

Exhibit E         -           Form of Exchange Agent Agreement

Exhibit F         -           Form of Paying Agent Agreement

Exhibit G         -          Form of Release

Exhibit H         -          Form of Escrow Agreement

Exhibit I          -           Form of Lock-Up Agreement

Exhibit J          -           Form of License Agreement

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 31, 2020, by and among NEUROBO PHARMACEUTICALS, INC., a Delaware corporation (“Parent”), SHELBY MERGER SUB 1, INC., a Delaware corporation (“First Merger Sub”), SHELBY MERGER SUB 2, LLC, a Delaware limited liability company (“Second Merger Sub” and together with First Merger Sub, “Merger Subs”), ANA THERAPEUTICS, INC., a Delaware corporation (the “Company”), and AKASH BAKSHI, solely in his capacity as representative of the Stakeholders (as defined below) (the “Stockholder Representative”).

RECITALS

WHEREAS, Parent and the Company intend to effect a merger of First Merger Sub with and into the Company (the “First Merger”) in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”). Upon consummation of the First Merger, First Merger Sub will cease to exist and the Company will be the surviving company and become a wholly-owned Subsidiary of Parent;

WHEREAS, immediately following the First Merger and as part of the same overall transaction, the Company will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Merger”) in accordance with this Agreement and the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”). Upon consummation of the Second Merger, the Company will cease to exist and Second Merger Sub will be the surviving company and a wholly-owned Subsidiary of Parent;

WHEREAS, the parties hereto intend that the First Merger and Second Merger, taken together, will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder in accordance with Rev. Rul. 2001-46, 2001-2 C.B. 321(the “Intended Tax Treatment”), and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g);

WHEREAS, the Board of Directors of the Company has deemed it advisable and in the best interests of the Company and its stockholders that the Company engage in the Merger and the transactions contemplated by this Agreement;

WHEREAS, the Board of Directors of the Company has unanimously (i) approved this Agreement, the First Merger, with the Company continuing as the First Step Surviving Company (as defined below), after the First Effective Time (as defined below), pursuant to which each share of common stock, par value $0.00001 per share, of the Company (the “Company Common Stock”) shall be converted into the right to receive such number of shares of common stock, par value $0.001 per share, of Parent (the “Parent Common Stock”), all of which are in non-certificated book-entry form, as set forth in ARTICLE III, upon the terms and subject to the conditions set forth in this Agreement, subject in any event to Section 3.1(a)(vii) below, and the Second Merger, with Second Merger Sub continuing as the Surviving Company (as defined below), (ii) adopted and approved this Agreement and the Merger and the other transactions contemplated hereby, and (iii) recommended that the stockholders of the Company adopt and approve this Agreement, the

Merger and the other transactions contemplated hereby (clause (iii), the “Company Recommendation”);

WHEREAS, First Merger Sub is a newly incorporated Delaware corporation that is wholly owned by Parent, and has been formed for the sole purpose of effecting the First Merger;

WHEREAS, Second Merger Sub is a newly formed Delaware limited liability company that is wholly owned by Parent, and has been formed for the sole purpose of effecting the Second Merger;

WHEREAS, the respective Boards of Directors of Parent and each Merger Sub have each unanimously approved this Agreement and the Merger;

WHEREAS, Parent, Merger Subs and the Company each desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s willingness to enter into this Agreement, each MIP Participant (as defined below) has entered into  Indemnification Support Agreements, dated as of the date of this Agreement, in the form attached hereto as Exhibit A (the “Seller Indemnification Agreements”);

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, the officers, directors and stockholders of Parent listed on Annex A have entered into Support Agreements, dated as of the date of this Agreement, in the form attached hereto as Exhibit B (the “Parent Support Agreements”), pursuant to which such stockholders have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of capital stock of Parent in favor of making future Milestone Payments (as defined below), if any;

WHEREAS, prior to the execution and delivery of this Agreement and as a condition and inducement to Parent’s willingness to enter into this Agreement, the stockholders of the Company executed an action by unanimous written consent in form and substance reasonably acceptable to Parent adopting of this Agreement (the “Company Stockholder Approval”);

WHEREAS, in connection with the consummation of the transactions contemplated by this Agreement, Parent is entering into those certain employment agreements in the forms attached hereto as Exhibits C-1, C-2 and C-3 (the “Employment Agreements”) with Akash Bakshi, Nadja Mannowetz, and Andrew Bartynski;

WHEREAS, in connection with the consummation of the transactions contemplated by this Agreement, Parent is entering into those certain non-competition and non-solicitation agreements in the forms attached hereto as Exhibits D-1, D-2 and D-3 (the “Non-Compete Agreements”) with Akash Bakshi, Nadja Mannowetz, and Andrew Bartynski;

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

CERTAIN GOVERNANCE MATTERS

Section 1.1      Parent Matters.

(a)        Parent Certification of Incorporation. As of the First Effective Time, the Certificate of Incorporation of Parent shall be identical to the Certificate of Incorporation of Parent immediately prior to the First Effective Time, until thereafter amended in accordance with its terms and as provided by applicable Law.

(b)        Parent Bylaws. As of the First Effective Time, the Bylaws of Parent shall be identical to the Bylaws of Parent immediately prior to the First Effective Time, until thereafter amended in accordance with their terms and as provided by applicable Law.

(c)        Board of Directors. Parent shall take all action necessary so that, as of the First Effective Time, the number of directors that comprise the full Board of Directors of Parent shall be eight (8), and that at such time Akash Bakshi shall be appointed to serve as a director of Parent and shall serve until such individual’s successor is duly elected or appointed and qualified in accordance with applicable Law.

Section 1.2      First Step Surviving Company Matters.

(a)        First Step Surviving Company Certificate of Incorporation. At the First Effective Time, the Certificate of Incorporation of the First Step Surviving Company shall be its Certificate of Incorporation, until thereafter amended in accordance with applicable Law.

(b)        First Step Surviving Company Bylaws. At the First Effective Time, the Bylaws of the First Step Surviving Company shall its Bylaws (except that references to the name of First Merger Sub shall be replaced by references to the name of the First Step Surviving Company), until thereafter amended in accordance with applicable Law.

(c)        First Step Surviving Company Directors. The directors of Parent immediately following the First Effective Time shall be the directors of the First Step Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

(d)        First Step Surviving Company Officers. The officers of Parent immediately following the First Effective Time shall be the officers of the First Step Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 1.3      Surviving Company Matters.

(a)        Surviving Company Certificate of Formation. As of the Second Effective Time, the Certificate of Formation of the Surviving Company shall be amended to read in its entirety as the Certificate of Formation of Second Merger Sub (except that references to the name of Second Merger Sub shall be replaced by references to the name “ANA Therapeutics, LLC”), until thereafter amended in accordance with applicable Law.

(b)        Surviving Company Limited Liability Company Agreement. As of the Second Effective Time, the limited liability company agreement of the Surviving Company shall be identical to the limited liability company agreement of Second Merger Sub as in effect immediately prior to the Second Effective Time, until thereafter amended in accordance with applicable Law; provided, that all references to the name of Second Merger Sub shall be replaced by references to the name “ANA Therapeutics, LLC”.

(c)        Manager of Surviving Company. As of the Second Effective Time, the manager of the Surviving Company in accordance with the Certificate of Formation and the limited liability company agreement of Surviving Company, shall be Parent.

ARTICLE II

THE MERGER

Section 2.1      Formation of Merger Subs. Parent has caused the Merger Subs to be organized under the laws of the State of Delaware.

Section 2.2      The First-Step Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the First Effective Time, First Merger Sub shall be merged with and into the Company. Upon the First Merger, the separate corporate existence of First Merger Sub shall cease, and the Company shall continue as the surviving corporation in the First Merger (the “First Step Surviving Company”) and a wholly-owned Subsidiary of Parent.

Section 2.3      The Second-Step Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and DLLCA, at the Second Effective Time, the First Step Surviving Company will merge with and into Second Merger Sub. Upon the Second Merger, the separate existence of the First Step Surviving Company shall cease, and Second Merger Sub will continue as the surviving company in the Second Merger (the “Surviving Company”) and a wholly-owned Subsidiary of Parent.

Section 2.4      Closing. The closing of the Merger (the “Closing”) shall occur at 1:00 p.m. Eastern time on the date hereof, remotely by electronic exchange of documents, with the exchange of original signatures following by overnight mail via the offices of Sheppard, Mullin, Richter & Hampton LLP, 2200 Ross Avenue, 24th Floor, Dallas, Texas 75201, or on such other date and at such other time as the parties may agree.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 2.5      Effective Time. Upon the terms and subject to the provisions of this Agreement, at the Closing, (i) the parties shall cause the First Merger to be consummated by executing and filing a certificate of merger with respect to the First Merger (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), executed in accordance with the relevant provisions of the DGCL, and (ii) the parties shall cause the Second Merger to be consummated by executing and filing a certificate of merger with respect to the Second Merger (the “Second Certificate of Merger”) promptly after the First Effective Time but in any event on the same Business Day with the Delaware Secretary of State, executed in accordance with the relevant provisions of the DGCL and DLLCA. The First Merger shall become effective at such time as the First Certificate of Merger is duly filed with the Delaware Secretary of State or at such other time as Parent and the Company shall agree in writing and shall specify in the First Certificate of Merger (the time the First Merger becomes effective being the “First Effective Time”). The Second Merger shall become effective at such time as the Second Certificate of Merger is duly filed with the Delaware Secretary of State or at such other time as Parent and the Company shall agree in writing and shall specify in the Second Certificate of Merger (the time the Second Merger becomes effective being the “Second Effective Time”).

Section 2.6      Effects of the Merger. At and after the First Effective Time, the First Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the property, rights, privileges, powers and franchises of the Company and First Merger Sub shall vest in the First Step Surviving Company, and all debts, liabilities and duties of the Company and First Merger Sub shall become the debts, liabilities and duties of the First Step Surviving Company. At and after the Second Effective Time, the Second Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, powers and franchises of the First Step Surviving Company and Second Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the First Step Surviving Company and Second Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

ARTICLE III

MERGER CONSIDERATION; EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT COMPANIES; EXCHANGE OF CERTIFICATES; ESCROW SHARES

Section 3.1      Conversion of Capital Stock; Payment of Other Holders.

(a)        At the First Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Subs, the Company or the holders of any shares of capital stock or other equity interests of the Parent, Merger Subs or the Company, and subject to the terms of the Escrow Agreement:

(i)         Each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time (other than any Excluded Shares or Dissenting Shares) shall automatically be cancelled, extinguished and converted into and represent the right to receive the Per Share Closing Consideration, the Per Share Milestone Consideration for each Milestone Event, and the Per Share Royalty Consideration, in each case subject to adjustment as set forth in Section 3.1(a)(v) and Section 3.1(a)(vi).

(ii)       Each Vested Company Option (after giving effect to any acceleration resulting from or in connection with the Merger) issued and outstanding immediately prior to the First Effective Time shall be cancelled at the Effective Time and converted into and represent the right to receive, per share of Company Common Stock subject to such Vested Company Option, the Per Option Closing Consideration and the Per Share Milestone Consideration for each Milestone Event, in each case subject to adjustment as set forth in Section 3.1(a)(v) and Section 3.1(a)(vi). Notwithstanding the foregoing, all payments to the former holders of Company Options must be made in accordance with Treasury Regulations Section 1.409A-3(i)(5)(iv)(A), except to the extent any such payments remain subject to a substantial risk of forfeiture within the meaning of Section 409A of the Code.  It is the intent of the parties that each Milestone Event shall be deemed to constitute a substantial risk of forfeiture within the meaning of Section 409A of the Code.

(iii)      Each Cash-Out Holder shall be paid, in respect of each Company Note that such Cash-Out Holder owns, the Cash-Out Closing Consideration, in full satisfaction of the Company Note(s) that such Cash-Out Holder owns.

(iv)       Each share of Company Common Stock held in the treasury of the Company or owned, directly or indirectly, by Parent or First Merger Sub immediately prior to the First Effective Time (collectively, “Excluded Shares”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(v)        Each share of common stock, par value $0.001 per share, of First Merger Sub issued and outstanding immediately prior to the First Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the First Step Surviving Company.

(vi)       The Per Share Closing Consideration and Per Option Closing Consideration shall each be equitably adjusted to eliminate the effects of any stock split, split-up, reverse stock split, stock dividend or distribution of securities convertible into Parent Common Stock, reorganization, recapitalization, reclassification or other like change with respect to the Parent Common Stock having a record date occurring on or after the date of this Agreement and prior to the First Effective Time.

(vii)     Notwithstanding anything to the contrary, the aggregate number of shares of Parent Common Stock issued pursuant to Section 3.1(a)(i), (ii) and (iii) shall not result in the acquisition of beneficial ownership of Parent in excess of 19.99% of the total number of shares of Parent Common Stock outstanding immediately prior to the First Effective Time.

(b)        At the Second Effective Time, by virtue of the Second Merger and without any further action on the part of Parent, the First Step Surviving Company, Second Merger Sub or their respective securityholders, each share of common stock of the First Step Surviving Company issued and outstanding immediately prior to the Second Effective Time shall be cancelled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto, and each share of Second Merger Sub issued and outstanding immediately prior to the Second Effective Time shall remain outstanding.

Section 3.2      Treatment of Options.

(a)        Unvested Options.  Each Unvested Company Option shall at the First Effective Time be cancelled and terminated without consideration and be of no further force and effect.

Section 3.3      Exchange and Payment.

(a)        Prior to the First Effective Time, Parent shall appoint Computershare Trust Company, N.A. to act as exchange agent (the “Exchange Agent”) for the payment of the Closing Stock Consideration. At or prior to the First Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of shares of Parent Common Stock issuable pursuant to Section 3.1 in book-entry form equal to the aggregate Closing Stock Consideration.

(b)        At the First Effective Time and without any action on the part of the holder of shares of Company Common Stock, all shares of Company Common Stock shall be deemed to be surrendered to the Exchange Agent and Parent shall cause the Exchange Agent to, within three (3) Business Days following Closing, issue to each holder of shares of Company Common Stock the Per Share Closing Consideration, as set forth on the Closing Spreadsheet which is attached hereto as Annex A, and deliver such Per Share Closing Consideration in book-entry form, without physical certificates.

(c)        At the First Effective Time and without any action on the part of the holder of Vested Options, Parent shall cause the Exchange Agent to, within three (3) Business Days following Closing,  issue to each holder of Vested Options the Per Option Closing Consideration, as set forth on the Closing Spreadsheet, and deliver to such holder the Per Option Closing Consideration in book-entry form, without physical certificates.

(d)        At the First Effective Time and without any action on the part of the Cash-Out Holder, Parent shall cause the Exchange Agent to, within three (3) Business Days following Closing,  issue to each Cash-Out Holder the Cash-Out Closing Consideration payable to such Cash-Out Holder, as set forth on the Closing Spreadsheet, and deliver to such holder such portion of the Closing Stock Consideration in book-entry form, without physical certificates.

(e)        The Merger Consideration, any dividends or other distributions payable in accordance with the terms of this ARTICLE III shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such certificate of Company Common Stock. At the First Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the shares of Company Common Stock that were outstanding immediately prior to the First Effective Time. If, after the First Effective Time, certificates of Company Common Stock are presented to the First Step Surviving Company or the Surviving Company for transfer such certificate shall be cancelled as provided in this ARTICLE III.

(f)        Fractional shares otherwise issuable upon consummation of the First Merger shall be rounded down to the nearest whole share.

(g)        None of Parent, the First Step Surviving Company or any other Person shall be liable to any Person in respect of shares of Parent Common Stock, dividends or other distributions with respect thereto properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 3.4       Closing Cash.  At least two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent a schedule setting forth the Company’s good faith calculation of Net Cash as of the close of Business on the last Business Day prior to the Closing Date (the “Closing Net Cash”), along with reasonable supporting detail and work papers to evidence the calculation of such amount.  Such calculations shall be made in accordance with the definitions of “Cash and Cash Equivalents” and “Net Cash” as set forth in this Agreement and shall give effect to the deposit by the Company of the Stockholder Representative Expense Amount into the Stockholder Representative Expense Fund.

Section 3.5      Expense Amount.  As of immediately prior to the First Effective Time, the Company shall have deposited into an account designated by the Stockholder Representative (the “Stockholder Representative Expense Fund”) an amount equal to the Closing Net Cash (if such amount is a positive number) (such amount, the “Stockholder Representative Expense Amount”). The Stockholder Representative Expense Amount may be used at any time by the Stockholder Representative to fund or reimburse any expenses incurred by it in the performance of its duties and obligations hereunder and under the Escrow Agreement. The Stockholder Representative Expense Amount will be held by the Stockholder Representative for so long as the Stockholder Representative determines is reasonably necessary for it to fulfill its obligations and duties under this Agreement; provided, that following the completion of all such obligations and duties and the satisfaction of all expense reimbursements to which the Stockholder Representative is entitled in connection therewith, the Stockholder Representative shall distribute the remaining amount of the Stockholder Representative Expense Amount to the Securityholders in accordance with the Closing Spreadsheet.

Section 3.6      Contingent Consideration.

(a)        Definitions.  The following defined terms used in this Section 3.6 shall have the following meanings:

(i)         “Approval Milestone” shall mean the first receipt of Marketing Approval from the FDA for any Niclosamide Product.

(ii)       “Commercially Reasonable Efforts” means, with respect to the development and commercialization of the Niclosamide Product, the expenditure of diligent, continuous and sustained efforts and resources, in good faith, consistent with the exercise of reasonable business judgment, and consistent with the efforts normally used by biopharmaceutical companies of comparable size and similarly situated to Parent and its Affiliates, for biopharmaceutical products at a similar stage of development and with similar commercial and market potential (without taking into account the obligation to make any Milestone Payments hereunder or other products or programs being developed or commercialized by Parent or its Affiliates); provided, that, in no event shall such efforts and resources be less than the efforts and resources Parent and its Affiliates apply to similar products. Commercially Reasonable Efforts requires that Parent or the applicable Milestone Obligors (A) promptly assign responsibility for development, commercialization and sales activities with respect to such products to specific employees who are held accountable for progress and monitoring such progress on an on-going basis, (B) set and consistently seek to achieve specific and meaningful objectives and timelines for carrying out such development, commercialization and sales activities, and (C) consistently make and implement decisions and allocate resources designed to advance progress with respect to such objectives and timelines.

(iii)      “Marketing Approval” means all approvals, licenses, registrations or authorizations of the applicable Regulatory Authority in a jurisdiction necessary for the marketing and sale of the product in such jurisdiction.  For jurisdictions outside the United States where governmental or other similar approval of pricing and/or reimbursement is required for marketing in such jurisdiction, Marketing Approval shall not be deemed to occur until such pricing or reimbursement approval is obtained.

(iv)       “Milestone Obligor” shall mean each of (A) Parent, the Surviving Company and any of their respective Affiliates, (B) any partner, joint venture partner, collaborator, licensee, co-promoter, distributor, assignee or any other Person who acquired applicable Intellectual Property, know-how or confidential information from any of the Persons set forth in the preceding clause (A) for the development or commercialization of the Niclosamide Product, and (C) any other Person that has been delegated responsibility or right by Parent for achieving the Approval Milestone or that otherwise develops, commercializes or sells the Niclosamide Product.

(v)        “Milestone Payment” shall mean any of the Approval Milestone Payment and any Sales Milestone Payment.

(vi)       “Net Sales” with respect to a Niclosamide Product means: the gross amounts invoiced from or on account of the sale or distribution of such Niclosamide Product by any Milestone Obligor, less reasonable and customary deductions for the following items actually incurred, allowed, paid or accrued, as determined in accordance with GAAP or other generally accepted accounting principles, applied on a consistent basis by Parent, or its Affiliate, as the case may be: (a) credits or allowances, if any, on account of price adjustments, billing errors, recalls, rejection, damaged, defective or short-dated goods, or return of items previously sold; (b) import Taxes, export Taxes, excises, sales Taxes, value added Taxes, consumption Taxes, duties or other Taxes imposed upon and paid with respect to such sales (excluding income Taxes); (c) freight, insurance, packing costs and other transportation costs incurred in shipping such Niclosamide Product; (d) customary, trade, quantity, cash and ordinary course discounts and refunds; (e) chargeback payments, fees, rebates, credits and discounts mandated by or granted to (i) managed healthcare organizations, (ii) federal, state, provincial, local or other government instrumentalities or agencies, in each case, in any jurisdiction, (iii) purchasers or reimbursers, or (iv) trade customers, including, but not limited to, wholesalers, group purchasing organizations, pharmacy benefit managers, commercial insurance companies, distributors, or other institutions.

(vii)     “Niclosamide Product” means any pharmaceutical product that contains niclosamide as an active pharmaceutical ingredient, alone or in combination with one or more additional active pharmaceutical ingredients.

(viii)    “Parent Stock Value” means, in the case of any Milestone Payment with respect to the achievement of the applicable Milestone, the average of the closing sale prices per share of Parent Common Stock as reported on the Nasdaq (or other national exchange upon which the Parent Common Stock is then listed) for the ten (10) trading day period ending three (3) calendar days prior to the date such Milestone is achieved (as adjusted, if applicable and appropriate, to reflect any reclassification, stock split, reverse stock split, dividend, distribution or other like change with respect to Parent Common Stock effected (or for which a record date is established) on or after the first day of such five (5) trading day period and on or prior to the date such Milestone is achieved). In the event that (i) the Parent Common Stock is no longer listed on Nasdaq or another national exchange (whether as a result of a merger of Parent into another Person, the acquisition of Parent or otherwise) and (ii) the common stock of Parent’s acquirer or successor-in-interest is listed on Nasdaq or another national exchange, then such common stock shall be deemed to be Parent Common Stock for the purposes of this Agreement, including calculating the Parent Stock Value. In the event that at the time of the Milestone Payment, if any, the Parent Common Stock or the common stock of the Parent’s successor in interest, if any, is no longer listed on the Nasdaq or any other national exchange, the Parent Stock Value shall be the fair market value thereof as reasonably determined in good faith by the board of the Parent or its successor in interest, as the case may be.

(ix)       “Regulatory Authority” means any federal, national, regional, state, provincial, local, supra-national or multinational governmental health regulatory agency or authority within a regulatory jurisdiction, with the authority to grant approvals, licenses, registrations or authorizations necessary for the research, development, testing, manufacture, labeling, distribution, shipping, import, export, use, commercialization, and sale of a pharmaceutical product.

(x)        “Seller Patents” means (a) all patents, certificates of invention, applications for certificates of invention, priority patent filings, provisional patent applications and patent applications included in the Company Registered IP or that are otherwise owned or controlled by Seller as of the Closing Date, and (b) any renewals, divisions, or continuations (in whole or in part) of any of such patents, certificates of invention and patent applications, and any all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, supplementary protection certificates, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.

(xi)       “Valid Claim” means (a) a claim of an issued and unexpired patent that has not been revoked or held unenforceable, unpatentable, or invalid by a decision of a court or other governmental agency of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal, and that has not been abandoned, disclaimed, denied, or admitted to be invalid or unenforceable through reissue, re-examination, or disclaimer or otherwise, or (b) a claim of a pending patent application that has not been (i) cancelled, withdrawn, or abandoned or finally rejected by an administrative agency action from which no appeal can be taken, or (ii) pending for more than seven (7) years following its earliest priority date.

(b)        Milestone Payments.  Parent shall pay to each Participating Stakeholder such Participating Stakeholder’s applicable percentage of the following payments (each, a “Milestone Payment”) in the form, time and manner as set forth in Section 3.6(c) below, upon the achievement of the following milestone events set forth below by Parent, any of its Affiliates after the Closing Date (each, a “Milestone Event”):

(i)    Development Milestones.

Milestone Event	Milestone Payment
Approval Milestone	$45.0 million

(ii)   Sales Milestones (each of the payments in this table (ii), a “Sales Milestone Payment”).

Milestone Event – Worldwide Cumulative Net Sales of a Niclosamide Product equal to or greater than:	Milestone Payment
$500 Million	$9.0 million
$1 Billion	$13.5 million
$3 Billion	$36.0 million
$5 Billion	$72.0 million

(c)        Payment of Milestone Payments.

(i)         Form of Payment.  If, on the Closing Date, the fair market value of the Milestone Payments and Royalty Payment (the “Contingent Consideration”), as determined by an independent valuation firm nationally recognized in valuation matters selected by the Company and reasonably acceptable to Parent (the “Contingent Consideration Value”), is greater than sixty percent (60%) of the Total Consideration Value, no more than sixty percent (60%) of each Milestone Payment may be paid in cash and the remainder shall be paid in Parent Common Stock (with such Parent Common Stock valued using the Contingent Stock Payment Valuation) (any such shares, “Milestone Consideration Shares”); provided, that for purposes of the foregoing calculation the portion of any payment made in Parent Common Stock that constitutes imputed interest for U.S. federal income tax purposes in accordance with Sections 483 and 1274 of the Code shall be treated as being paid in cash. In the event the preceding sentence does not apply, Milestone Payments may be paid in cash, in shares of Parent Common Stock, or in any combination of both as the Parent may determine in its sole discretion.  For purposes of this Section 3.6, “Total Consideration Value” shall mean the Contingent Consideration Value plus an amount equal to (i) the aggregate number of shares of Parent Common Stock issued pursuant to Section 3.1(a) in respect of Company Stock issued and outstanding immediately prior to the First Effective Time (other than any Excluded Shares) reduced by the number of Escrow Shares held or to be held in the Escrow Account pursuant to the Escrow Agreement and Section 3.10 hereof, multiplied by (ii) the Ten Day Average.

(ii)       Notice of Achievement. Parent shall notify the Stockholder Representative in writing of the achievement of each Milestone by Parent or any other Milestone Obligor within five (5) Business Days after the date of achievement of such Milestone (each, a “Milestone Notice”).

(iii)      Approval Milestone Payment.  Parent shall cause to be paid to the Participating Stakeholders, a non-refundable, non-creditable payment of $45,000,000 in cash (the “Approval Milestone Payment”) upon the later of (A) sixty (60) days following the achievement of the Approval Milestone, or (B) fifteen (15) days following the end of the fiscal quarter in which the Approval Milestone is achieved.

(iv)       Sales Milestone Payments.  Commencing with the calendar quarter containing the first commercial sale of a Niclosamide Product, within thirty (30) days after the end of each calendar quarter, Parent shall deliver to the Stockholder Representative a report setting forth, on a Niclosamide Product-by-Niclosamide Product and country-by-country basis, (A) the worldwide Net Sales in such calendar quarter of each Niclosamide Product in each country and the exchange rate for each country for such calendar quarter, (B) the applicable deductions applied to gross sales in order to arrive at Net Sales (in sufficient detail to enable the Stockholder Representative to review Net Sales of each Niclosamide Product for the applicable period, and (C) the cumulative worldwide Net Sales for all Niclosamide Products up to the date of such report (each such report, a “Sales Report”). Within sixty (60) days after the end of each fiscal quarter in which a Sales Milestone is achieved, Parent shall cause to be paid to the Participating Stakeholders the total amount of the applicable Milestone Payment. Notwithstanding the preceding sentence, if the Stockholder Representative and Parent have agreed to pay a portion of a Sales Milestone Payment in shares of Parent Common Stock pursuant to Section 3.6(c)(i) then no shares of Parent Common Stock shall be delivered as Milestone Payment consideration until such time as the Milestone Payment Proposal has been approved by the stockholders of the Parent.  All Sales Milestone Payments will be made in U.S. dollars, and the rate of exchange to be used in converting Net Sales made in other currencies into U.S.

dollars will be the exchange rate published by The Wall Street Journal (U.S. edition), on the last day of the fiscal quarter in which the applicable sales were made.  Parent’s obligation to pay Sales Milestone Payments under this Section 3.6(c)(iv) will terminate upon the date on which Parent has paid to the Participating Stakeholders, as applicable, an aggregate of $130,500,000 in Sales Milestone Payments (the “Sales Milestone Cap”) under this Section 3.6(c)(iv).

(d)        Parent Efforts.  Parent shall use, and shall cause any applicable Milestone Obligor involved in the development and commercialization of Niclosamide Products to use, Commercially Reasonable Efforts (i) to achieve the Approval Milestone, (ii) to maximize Net Sales of the Niclosamide Products such that the Sales Milestone Cap is achieved, and (iii) to commercialize each Niclosamide Product following necessary regulatory approvals thereof.

(e)        Disposal Restrictions.  For so long as any Milestone Payments may become payable, Parent shall not, and shall cause the other Milestone Obligors not to, transfer, sell, license, lease, convey or dispose of any Niclosamide Product, or any rights in and to any Niclosamide Product, except (i) in the event of a change of control of Parent, in which case Parent shall provide prior written notice of such transaction to the Stockholder Representative and cause to be prepaid in full, at the time of consummation of such Change of Control, the Approval Milestone Payment and any remaining portion of the Sales Milestone Cap (i.e., to the extent not already paid) to the Participating Stakeholders, which prepayments will be non-refundable, or (ii) with the prior written consent of the Stockholder Representative, not to be unreasonably withheld, conditioned or delayed, subject to such transferee or assignee expressly agreeing in writing to be bound by the obligations with respect to the Milestone Payments, diligence and reporting that apply to Parent under this Section 3.6, with the Stockholder Representative as an express third party beneficiary of such written agreement, provided, that in the case of this subclause (ii), Parent shall continue to remain responsible for its obligations under this Section 3.6, including payment of the Milestone Payments when due. Any transferee or assignee under this Section 3.6(e) will be deemed a Milestone Obligor. Each Participating Stakeholder shall have the right to assign his, her or its right to receive any portion of the Milestone Payments to a third party at any time upon receipt from the Stockholder Representative of its prior written consent which shall not be unreasonably withheld, delayed or conditioned.

(f)        Approval Milestone Information.  Parent shall keep, and shall cause each other Milestone Obligor to keep, reasonable documentation relating to the attainment of the Approval Milestone (the “Milestone Information”).  Such Milestone Information shall be maintained for a period of five years following the end of the calendar year to which it pertains, and shall be furnished for inspection by the Stockholder Representative or any Representative of the Stockholder Representative reasonably acceptable to Parent for the sole purpose of determining the status of attainment of the Approval Milestone Event.  Parent shall, and shall cause each other Milestone Obligor to, assist the Stockholder Representative and its Representatives in conducting such review, without charge, and make such documents available for inspection.  Any such review shall be during normal business hours after reasonable advance notice and subject to confidentiality arrangements reasonably satisfactory to Parent, provided that such review shall not occur more than once during any period of six (6) consecutive months.  Parent’s obligations under this Section 3.6(f) will terminate upon payment of the Approval Milestone Payment.

(g)        Update Reports.  Commencing on the date that is three (3) months after the Closing Date, Parent shall, within thirty (30) days after the end of each calendar quarter, send to the Stockholder Representative a report regarding the status of its and each other Milestone Obligor’s efforts to achieve the Approval Milestone and to commercialize Niclosamide Products (each such report, an “Update Report”); provided, however, if development or commercialization of all Niclosamide Products has been discontinued, then no further Update Report shall be required other than the Update Report detailing such discontinuation.  If the Stockholder Representative requests a meeting with Parent to discuss any Update Report within thirty (30) days after receipt thereof, Parent shall make available for such a meeting such of its and the applicable Milestone Obligor’s respective employees and Representatives with appropriate expertise and knowledge of the activities undertaken to achieve the Approval Milestone and commercialize Niclosamide Products, including an officer with operating responsibility for such activities.  In addition, for thirty (30) days after delivery of each Update Report, Parent shall make available a qualified, designated employee of Parent or the applicable Milestone Obligors with appropriate expertise to respond telephonically or electronically to questions posed by the Stockholder Representative.  Parent’s obligations under this Section 3.6(g) will terminate upon the achievement of the Sales Milestone Cap.

(h)        Audit Rights.  During the period commencing on the Closing Date and ending on the achievement of the Sales Milestone Cap, and for five years thereafter, upon the written request of the Stockholder Representative, the Stockholder Representative shall have the right to have an independent certified public accounting firm of internationally recognized standing reasonably acceptable to Parent be provided access during normal business hours, upon reasonable prior written notice, to such books and records of Parent and each other Milestone Obligor as may be required to verify the accuracy of any Sales Report.  Any and all records examined by such independent certified public accounting firm shall be deemed to be confidential information of the audited Person, and, prior to providing such certified public accounting firm with such access, the audited Person and such certified public accounting firm shall have entered into a customary confidentiality agreement which shall provide, among other customary obligations, that any and all audited records shall not be disclosed by such independent certified public accounting firm to any third party or to the Stockholder Representative (except for the information expressly sought to be confirmed by the Stockholder Representative as set forth in this Section 3.6(h).  The Stockholder Representative shall bear all costs of such audit.  If, based on the results of any audit conducted under this Section 3.6(h), any additional amounts are owed with respect to Sales Milestone Payments, then Parent shall make such additional payments, plus interest from the original due date as provided in Section 3.6(h), within ten (10) Business Days after the accounting firm’s written report is delivered to the Stockholder Representative and to Parent.  If the results of the audit indicate an underpayment by Parent, then Parent shall reimburse the Security Representative’s reasonable costs of such audit.

(i)         Confidentiality.  All Milestone Information and information contained in any Update Report or audit report, or conveyed to the Stockholder Representative in any meeting under Section 3.6(g), shall be subject to a reasonable and customary confidentiality agreement between Parent and the Stockholder Representative.

(j)         Cessation of Efforts.  If Parent (directly or through any Milestone Obligor) ceases performance of activities required to achieve the Approval Milestone or ceases the development or commercialization of any Niclosamide Product, then Parent shall send prompt written notice thereof to the Stockholder Representative together with a detailed explanation for such cessation of activities.  Parent’s satisfaction of its obligations pursuant to the foregoing sentence shall not relieve Parent of any of its obligations under this Section 3.6.

(k)        Initial Dispute Resolution. If the Stockholder Representative in good faith believes that Parent has breached its obligations under Section 3.6(d), then the Stockholder Representative may provide Parent with written notice thereof and provide reasonable detail regarding such alleged breach.  Parent shall thereafter designate Representatives, including at least one officer with operating responsibility for the activities of Parent or the applicable Milestone Obligor, to meet with the Stockholder Representative within thirty (30) days after receipt of such notice to address in good faith the Stockholder Representative’s assertion of breach.  Parent shall, and shall cause the Milestone Obligors to, work together with the Stockholder Representative to schedule an in-person meeting, if reasonably feasible, at a mutually acceptable location or shall schedule one or more conference calls to address the asserted breach of obligations, and Parent and the Stockholder Representative shall endeavor in good faith to resolve any dispute.

(l)         Dispute Resolution.

(i)         If the parties do not reach agreement resolving the dispute in accordance with Section 3.6(k) within thirty (30) days after Parent’s receipt of the Stockholder Representative’s notice of breach, then either the Stockholder Representative or Parent may refer the matter for resolution to a disinterested individual without any conflict of interest who is not affiliated with  Parent, or the Stockholder Representative and who has appropriate technical, regulatory or commercial expertise to resolve any disputes referred to him or her under this Section 3.6 (an “Expert”) and who is mutually agreed by Parent and the Stockholder Representative; provided, that such Expert shall not be or have been at any time within the previous three years an Affiliate, employee, consultant, officer or director of Parent, the Stockholder Representative or any of their respective Affiliates.  If Parent and the Stockholder Representative cannot agree on a mutually acceptable Expert within ten (10) days after they have determined that they cannot reach agreement, then within five (5) Business Days after the expiration of such ten (10)-day period, each of Parent and the Stockholder Representative shall appoint one Expert who shall jointly select a third Expert within five (5) Business Days after the last to occur of their respective appointments to resolve the referred matter.

(ii)       Parent and the Stockholder Representative shall instruct the Selected Expert (A) to determine whether any breach of this Section 3.6 has occurred and (B) to make such determination no later than the date that is forty five (45) calendar days following the selection of such Selected Expert.  The dispute shall be resolved by submission of documents unless the Selected Expert determines that an oral hearing is necessary.  The Selected Expert shall, within ten (10) Business Days after appointment, determine what shall be conclusively deemed to be fair and appropriate deadlines for submitting documents and dates, if any, of oral hearings.  The parties shall cooperate with all reasonable requests of the Selected Expert for such documents or information as they may require in support of their determination, and provide responses to all reasonable questions or interrogatories in connection therewith.  Any decision rendered by the Selected Expert shall be final and binding upon the parties.  The party against which the Selected Expert rules shall pay its own expenses of the dispute resolution, the other party’s expenses of the dispute resolution, and the fees, costs and expenses of the Selected Expert.

(m)       If the Selected Expert determines, or if Parent agrees in writing, that Parent has breached any of its obligations under Section 3.6(d), then within ten (10) Business Days after such determination or agreement, Parent shall pay, or cause to be paid, in accordance with the payment provisions of Section 3.6(c), the Approval Milestone Payment and the remainder of the Sales Milestone Cap (i.e. to the extent not already paid).

(n)        Late Milestone Payments. Any Milestone Payment that is not paid on or before the date such payment is due under this Agreement will bear interest at the lower of (i) one and one-half percent (1.5%) per month and (ii) the maximum rate allowed by applicable Law.  Interest will accrue beginning on the first day following the due date for payment and will be compounded quarterly.  Payment of such interest by Parent shall not limit, in any way, Stockholder Representative’s rights to exercise any other remedies it may have as a consequence of the lateness of any payment.  In addition, if (A) Parent fails to pay in full, within 30 days after the applicable due date, any amount due under this Section 3.6 or (B) the results of an audit under Section 3.6(h) indicate an underpayment by Parent of 10% or more over the audited period, then in each case (x) and (y) Parent shall, within ten (10) Business Days, pay, or cause to be paid, in accordance with Section 3.6(c)(iii) and Section 3.6(c)(iv), the Approval Milestone Payment and the Sales Milestone Cap, to the extent not already paid.

(o)        All cash payments to be made by the Parent under this this Section 3.6 will be made to the Participating Stakeholders by depositing with the Paying Agent in an account designated by the Paying Agent in writing (for further distribution to the Participating Stakeholders) in accordance with this Agreement and the Closing Spreadsheet, which payments will be made to each such Participating Stakeholder as promptly as practicable thereafter, and in any event no later than five (5) Business Days following receipt thereof by the Paying Agent) the portion of such Milestone Payment specified by the Stockholder Representative in writing to be paid by the Paying Agent.

Section 3.7      Royalty Payments.

(a)        On a country-by-country and Niclosamide Product-by-Niclosamide Product basis, following the first commercial sale of each Niclosamide Product in such country, until the later of (i) the expiration of the last to expire Valid Claim of any Seller Patent covering the manufacture, use or sale of such Niclosamide Product in such country, or (ii) the expiration of any regulatory or data exclusivity covering such Niclosamide Product in such country, (the “Royalty Period”), Parent shall cause to be paid to the Securityholders a royalty payment equal to two and a half percent (2.5%) of annual worldwide Net Sales of such Niclosamide Product (the “Royalty Payment”). Within thirty (30) days after the end of each calendar quarter during the Royalty Period, the Parent or its designee shall deliver the Sales Report to the Stockholder Representative, including the actual aggregate Royalty Payment payable to the Securityholders during such calendar quarter in the Royalty Period, and the amount of the Royalty Payment paid.

Any amounts payable by or on behalf of the Parent under this Section 3.7 shall be due and payable within sixty (60) days after the end of each fiscal quarter during the applicable Royalty Period.  Following the Royalty Period in respect of a Niclosamide Product, no additional Royalty Payment shall be due and owing in respect of such Niclosamide Product except for any Royalty Payment in respect of such Niclosamide Product that was accrued but unpaid during the Royalty Period.  Notwithstanding anything in this Agreement to the contrary, solely with respect to Net Sales of Niclosamide Products by or on behalf of a Third Party that has obtained rights to commercialize Niclosamide Products pursuant to a license or a sublicense granted by Parent (or any Affiliate) under the Seller Patents (“Sublicensee Net Sales”), in each country where (i) Niclosamide Product is not covered by a granted Seller Patent; (ii) Niclosamide Product is no longer covered under Hatch-Waxman, Orphan Drug, Pediatric, or other non-patent exclusivity, or applicable similar standards outside of the United States; (iii) such Niclosamide Product is subject to a Royalty Payment under this Section 3.7, (iv) a generic equivalent of Niclosamide Product has been approved in such country under 21 U.S.C. Section 355(j) (or a substantially similar application or filing in jurisdictions outside of the United States) and such generic equivalent is actively marketed, and (v) the entry of such generic equivalent results in a reduction in Net Sales of Niclosamide Products in such country of twenty-five percent (25%) or greater when compared with the Net Sales of Niclosamide Products in such country prior to the launch of such generic equivalent, then with respect to each such Niclosamide Product in such country, from the first full calendar quarter after the conditions in subclause (v) occur, Parent shall be entitled to a reduction of 25% of the Royalty Payment otherwise due under this Agreement on such Sublicensee Net Sales.

(b)        If, as of the Closing Date, the fair market value of the Contingent Consideration is greater than sixty percent (60%)of the total fair market value of the Merger Consideration, no more than sixty percent (60%) of each Royalty Payment may be paid in cash and the remainder shall be paid in Parent Common Stock (with such Parent Common Stock valued using the Contingent Stock Payment Valuation).  In the event the preceding sentence does not apply, Royalty Payments may be paid in cash, in shares of Parent Common Stock, or in any combination of both as the Parent may determine in its sole discretion.

(c)        All cash payments to be made by the Parent under this this Section 3.7 will be made to the Securityholders by depositing with the Paying Agent in an account designated by the Paying Agent in writing (for further distribution to the Securityholders) in accordance with this Agreement and the Closing Spreadsheet, which payments will be made to each such Securityholder as promptly as practicable thereafter, and in any event no later than five (5) Business Days following receipt thereof by the Paying Agent) the portion of such Milestone Payment specified by the Stockholder Representative in writing to be paid by the Paying Agent.

Section 3.8      Withholding Rights. Parent, First Merger Sub, the First Step Surviving Company, and the Surviving Company shall each be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable to any holder of shares of Company Common Stock or otherwise pursuant to this Agreement such amounts as Parent, First Merger Sub, the First Step Surviving Company, or the Surviving Company reasonably determines it is required to deduct and withheld under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld and are remitted to the applicable taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 3.9      Dissenters Rights. Notwithstanding anything in this Agreement to the contrary, each share of the Company Common Stock (other than Excluded Shares) outstanding immediately prior to the First Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such shares of the Company Common Stock in accordance with Section 262 of the DGCL (“Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive a portion of the Merger Consideration unless and until such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal and payment under the DGCL. If, after the First Effective Time, any such holder fails to perfect or withdraws or loses such holder’s right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the First Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled pursuant to Section 3.1(a)(i), without interest. The Company shall give Parent (a) prompt notice of any demands received by the Company for appraisal of any shares of the Company Common Stock issued and outstanding immediately prior to the First Effective Time, attempted written withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company relating to Company stockholders’ rights to appraisal with respect to the First Merger and (b) the opportunity to participate in all negotiations and proceedings with respect to any exercise of such appraisal rights under the DGCL. The Company shall not, except with the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed, voluntarily make any payment with respect to any demands for payment of fair value for capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 3.10    Escrow.

(a)        At or prior to the Closing, Parent, the Company, and the Escrow Agent shall enter into the Escrow Agreement, pursuant to which Parent shall deposit the Escrow Shares with the Escrow Agent, to be held and disbursed by the Escrow Agent in a segregated escrow account (the “Escrow Account”) in accordance with the terms hereof and of the Escrow Agreement. The Escrow Shares shall serve as partial security for, and a source of payment of, the Parent Indemnified Parties’ indemnity rights pursuant to ARTICLE VIII. Unless otherwise required by Law, all distributions made from the Escrow Account shall be treated by the Parties as an adjustment to the number of shares of Closing Stock Consideration received by the Stakeholders pursuant to this ARTICLE III.

(b)        The Escrow Shares shall no longer be subject to any indemnification claim after the date that is fifteen (15) months following the Closing Date (the “Expiration Date”); provided, however, with respect to any indemnification claims made in accordance with ARTICLE VIII hereof prior to the Expiration Date that remain unresolved at the time of the Expiration Date (“Pending Claims”), all or a portion of the Escrow Shares reasonably necessary to satisfy such Pending Claims (as determined based on the amount of the indemnification claim included in the Claim Notice provided by Parent Indemnitees under ARTICLE VIII) shall remain in the Escrow Account until such time as such Pending Claim shall have been finally resolved pursuant to the provisions of ARTICLE VIII. After the Expiration Date, any Escrow Shares remaining in the Escrow Account that are not subject to Pending Claims, if any, shall be disbursed by the Escrow

Agent to the Stakeholders in accordance with Section 3.3 and the Escrow Agreement. Promptly after the final resolution of all Pending Claims and payment of all indemnification obligations in connection therewith, the Escrow Agent shall disburse any Escrow Shares remaining in the Escrow Account to Stakeholders in accordance with the Closing Spreadsheet and the Escrow Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the corresponding section or subsection of the disclosure letter delivered by the Company to Parent (the “Company Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), Company represents and warrants to Parent and Merger Subs that the statements set forth in this ARTICLE IV are true and correct as of the date hereof, as follows:

Section 4.1      Organization, Standing and Power.

(a)        The Company (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business it is as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)        The Company has previously made available to Parent true and complete copies of the Company’s Certificate of Incorporation (the “Company Charter”) and Bylaws (the “Company Bylaws”), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in violation of any provision of the Company Charter or Company Bylaws. Except with respect to the extent relating to the transactions contemplated by this Agreement or in draft form and except as may be redacted to preserve an privilege (including attorney-client privilege), the Company has made available to Parent true and complete copies of the minutes of all meetings of the Company’s stockholders, the Board of Directors of the Company (the “Company Board”) and each committee of the Company Board held since inception.

Section 4.2      Capital Stock.

(a)        The authorized capital stock of the Company consists of 14,509,762 shares of Company Common Stock. As of the date hereof, (i) 13,509,762 shares of Company Common Stock (excluding treasury shares) are issued and outstanding, (ii) no shares of Company Common Stock are held by the Company in its treasury, and (iii) 1,000,000 shares of Company Common Stock are reserved for issuance pursuant to the Company Equity Plan (of which 403,125 shares were subject to outstanding Company Options). All outstanding shares of capital stock of the Company are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. The Company does not have outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of the Company on any matter including, without limitation, the transactions contemplated by this Agreement.  Except for shares of Company Common Stock, the Company Options and the Company Notes, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of the Company, (B) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of the Company or other voting securities or equity interests of the Company, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company, or obligations of the Company to issue, any shares of capital stock of the Company, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or rights or interests described in the preceding clause (C), or (E) obligations of the Company to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no Contracts relating to voting, purchasing, selling or restricting the transfer of any Company Common Stock (i) between or among the Company and any Stakeholder, and (ii) to the Knowledge of the Company, between or among any of the Stakeholders.

(b)        Section 4.2(b) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of the date hereof, of outstanding Company Options, and other similar rights to purchase or receive shares of Company Common Stock or similar rights granted under the Company Equity Plan or otherwise (collectively, “Company Stock Awards”), indicating as applicable, with respect to each Company Stock Award then outstanding, the type of award granted, the number of shares of Company Common Stock subject to such Company Stock Award, the name of the Company Equity Plan under which such Company Stock Award was granted, the date of grant, exercise or purchase price, vesting schedule and expiration thereof, and whether (and to what extent) the vesting of such Company Stock Award will be accelerated or otherwise adjusted in any way or any other terms will be triggered or otherwise adjusted in any way by the consummation of the Merger and the other transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the Merger. The exercise price of each Company Option is no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option. The Company has made available to Parent true and complete copies of all Company Equity Plan and the forms of all award agreements evidencing all outstanding Company Stock Awards. The Company does not sponsor, maintain or administer any employee or director stock option, stock purchase or equity compensation plan or arrangement other than the Company Equity Plan. The Company is under no obligation to issue shares of Company Common Stock pursuant to any employee or director stock option, stock purchase or equity compensation plan or arrangement other than the Company Equity Plan.

(c)        Section 4.2(c) of the Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of the Company Noteholders and the principal balance of each Company Note so owned by each such Company Noteholder as of immediately prior to the exchanges contemplated by the note exchange agreements to be entered into between the Company and each of the Company Noteholders (other than the Company Noteholders set forth on Schedule 1.2) prior to the Closing.

Section 4.3      No Subsidiaries. The Company does not have any Subsidiaries.  The Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 4.4      Authority.

(a)        The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under and to consummate the transactions contemplated by this Agreement and each Ancillary Agreement to which the Company is a party. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Company is or will be a party, and the consummation by the Company of the transactions contemplated hereby and thereby, as applicable, have been duly authorized by the Company Board and no other corporate proceedings on the part of the Company are necessary to approve this Agreement, the Ancillary Agreements or to consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Subs, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b)        The Company Board, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the Ancillary Agreements, the Merger and the other transactions contemplated hereby and thereby are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including, without limitation, the Merger, (iii) directing that this Agreement be submitted to the stockholders of the Company for adoption, and (iv) resolving to recommend that the Company’s stockholders vote in favor of the adoption of this Agreement and the transactions contemplated hereby, including the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(c)        The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s capital stock or other securities required in connection with the consummation of the Merger. Other than the Company Stockholder Approval, no vote of the holders of any class or series of the Company’s capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by the Company other than the Merger.

Section 4.5      No Conflict; Consents and Approvals.

(a)        Except as set forth in Section 4.5(a) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by the Company with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any pledge, claim, lien, charge, option, right of first refusal, encumbrance or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”) in or upon any of the properties, assets or rights of the Company under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Company Charter or Company Bylaws, (ii) any material bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written (each, including all amendments thereto, a “Contract”) to which the Company is a party or by which the Company or any of its properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 4.5(b), any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement (“Law”) applicable to the Company or by which the Company or any of its properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)        No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body (each, a “Governmental Entity”) is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing of the First Certificate of Merger with the Delaware Secretary of State as required by the DGCL, (ii) the filing of the Second Certificate of Merger with the Delaware Secretary of State as required by the DGCL and the DLLCA, and (iii) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.6      Financial Statements.

(a)        True, correct and complete copies of the unaudited balance sheet of the Company as at September 30, 2020 (the “Company Balance Sheet”), and the related unaudited statements of profit and loss and cash flows of the Company, together with all related notes and schedules thereto, for the period commencing March 12, 2020 and ending on September 30, 2020 (collectively referred to as the “Company Financial Statements”), are attached to Section 4.6(a) of the Company Disclosure Letter. Each of the Company Financial Statements (i) are correct and complete in all material respects and are derived from and in accordance with the books and records of the Company; (ii) except as set forth on Schedule 4.6(a), have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto); and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material.

(b)        The Company maintains a system of internal accounting controls to ensure that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company in conformity with GAAP and to maintain accountability of the Company’s assets, (iii) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for the Company’s assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences.

(c)        To the Company’s Knowledge, there are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data.

Section 4.7     No Undisclosed Liabilities. The Company does not have any material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or disclosed in the notes thereto, except (a) to the extent accrued or reserved against in the Company Balance Sheet and (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since October 31, 2020 that are not, individually or in the aggregate, material to the Company.

Section 4.8      Absence of Certain Changes or Events. Since October 31, 2020: (i) except in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, the Company has conducted its business only in the ordinary course consistent with past practice; (ii) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; and (iii) the Company has not:

(a)        (i) declared, set aside or paid any dividends on, or made any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, (ii) purchased, redeemed or otherwise acquired shares of capital stock or other equity interests of the Company or any options, warrants, or rights to acquire any such shares or other equity interests, or (iii) split, combined, reclassified or otherwise amended the terms of any of its capital stock or other equity interests or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests (other than the issuance of shares of the Company Common Stock upon the exercise of Company Options, in accordance with their terms, except for acquisitions of Company Common

Stock in satisfaction by holders of Company Options of the applicable exercise price and/or withholding Taxes);

(b)        amended or otherwise changed, or authorized or proposed to amend or otherwise change, the Company Charter or the Company Bylaws;

(c)        adopted or entered into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or reorganization; or

(d)        changed its financial or Tax accounting methods, principles or practices, except insofar as may have been required by a change in applicable Law, or revalued any of its material assets.

Section 4.9      Litigation.  There is no action, suit, claim, arbitration, investigation, inquiry, grievance or other legal proceeding (each, an “Action”) (or basis therefor) pending by or before any Governmental Entity or, to the Knowledge of the Company, threatened in writing against or affecting the Company, its properties or assets, or any present or former officer, director or employee of the Company, in each case, in such individual’s capacity as such, other than any Action that (a) does not involve an amount in controversy in excess of $100,000 and (b) does not seek material injunctive or other non-monetary relief. Neither the Company nor any of its properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity. There is no Action pending or, to the Knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 4.10    Compliance with Laws. The Company is and has been in compliance in all material respects with all Laws applicable to its businesses, operations, properties or assets. The Company has not received, since March 12, 2020, a written notice or other written communication alleging or relating to a possible material violation of any Law applicable to its businesses, operations, properties, assets or Company Products (as defined below). The Company has in effect all material permits, licenses, variances, exemptions, applications, approvals, clearances, authorizations, registrations, formulary listings, consents, operating certificates, franchises, orders and approvals (collectively, “Permits”) of all Governmental Entities necessary or advisable for them to own, lease or operate its properties and assets and to carry on its businesses and operations as they are currently conducted, and there has been no violation of, default (with or without notice or lapse of time or both) under or event giving or which may give to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby.

Section 4.11    Health Care Regulatory Matters.

(a)        The Company, and to the Knowledge of the Company, each of its directors, officers, management employees, agents (while acting in such capacity), contract manufacturers, suppliers, and distributors are, and at all times prior hereto were, in material compliance with all health care laws to the extent applicable to the Company or any of its products or activities, including, but not limited to the following: the Federal Food, Drug & Cosmetic Act (“FDCA”);

the Public Health Service Act (42 U.S.C. § 201 et seq.); the Federal Trade Commission Act (15 U.S.C. § 41 et seq.); and any regulations promulgated pursuant to such laws; and any other state, federal laws, accreditation standards, or regulations governing the manufacturing, development, testing, labeling, advertising, marketing or distribution of pharmaceutical products, to the extent applicable to the Company (“Health Care Laws”). To the Knowledge of the Company, there are no facts or circumstances that reasonably would be expected to give rise to any material liability under any Health Care Laws.

(b)        The Company is not party to any material corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Entity.

(c)        All applications, notifications, submissions, information, claims, reports and statistical analyses, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Permit from the U.S. Food and Drug Administration (“FDA”) or other Governmental Entity relating to products that are regulated as drugs under Health Care Laws, including product candidates being researched, tested, stored, developed, labeled, manufactured, packed and/or distributed by the Company or any of its Subsidiaries (“Company Products”), including, without limitation, investigational new drug applications, when submitted to the FDA or other Governmental Entity were true, complete and correct in all material respects as of the date of submission (or were corrected in or supplemented by a subsequent filing) and any necessary or required material updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA or other Governmental Entity. To the Knowledge of the Company there are no facts or circumstances that would be reasonably likely to lead the revocation, suspension, limitation, or cancellation of a Permit required under Health Care Laws.

(d)        All preclinical studies and clinical trials conducted by or, to the Knowledge of the Company, on behalf of the Company have been, and if still pending are being, conducted in material compliance with research protocols and all applicable Health Care Laws, including, but not limited to, the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, and 312. No clinical trial conducted by or on behalf of the Company has been conducted using any clinical investigators who have been disqualified under 21 C.F.R. § 312.70. No clinical trial conducted by or on behalf of the Company has been terminated or suspended prior to completion, and no clinical investigator that has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial conducted by or on behalf of the Company has placed a clinical hold order on, or otherwise terminated, delayed or suspended, such a clinical trial at a clinical research site based on an actual or alleged lack of safety or efficacy of any Company Product or a failure to conduct such clinical trial in compliance with applicable Health Care Laws.

(e)        All manufacturing operations conducted by or, to the Knowledge of the Company, for the benefit of the Company have been and are being conducted in material compliance with all Permits under applicable Health Care Laws, all applicable provisions of the FDA’s current good manufacturing practice (cGMP) regulations and all comparable foreign regulatory requirements of any Governmental Entity.

(f)        The Company has not received any written communication that relates to an alleged violation or non-compliance with any Health Care Laws, including any notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, investigation, arbitration, import detention or refusal, FDA Warning Letter or Untitled Letter, or any action by a Governmental Entity relating to any Health Care Laws.

(g)        There have been no seizures, withdrawals, recalls, detentions, or suspensions of manufacturing, testing, or distribution relating to the Company Products required or requested by a Governmental Entity, or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Company Products, or any adverse experiences relating to the Company Products that have been reported to FDA or other Governmental Entity (each a “Safety Notice”), and, to the Knowledge of the Company, there are no facts or circumstances that reasonably would be expected to give rise to a Safety Notice or a termination of suspension of developing and testing of any of the Company Products.

(h)        Neither the Company, nor, to the Knowledge of the Company, any officer, employee, agent, or distributor of the Company has made an untrue statement of a material fact or fraudulent or misleading statement to a Governmental Entity, failed to disclose a material fact required to be disclosed to a Governmental Entity, or committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto (the “FDA Ethics Policy”). To the Knowledge of the Company, none of the aforementioned is or has been under investigation resulting from any allegedly untrue, fraudulent, misleading, or false statement or omission, including data fraud, or had any action pending or threatened relating to the FDA Ethics Policy.

Section 4.12    Benefit Plans.

(a)        Section 4.12(a) of the Company Disclosure Letter contains a true and complete list of each material “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), “multiemployer plans” (within the meaning of ERISA section 3(37)), and all stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, collective bargaining, change-in-control, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written or oral, legally binding or not, in each case, that is material and under which any current or former employee or director of the Company (or any of their dependents) has any present or future right to compensation or benefits or the Company sponsors or maintains, is making contributions to or has any present or future liability or obligation (contingent or otherwise) or with respect to which it is otherwise bound.  All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the  “Company Plans”. The Company has made available to Parent a current, accurate and complete copy of each material Company Plan, or if such Company Plan is not in written form, a written summary of all of the material terms of such Company Plan. With respect to each material Company Plan, the Company has made available to Parent a current, accurate and complete copy of, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the Internal Revenue Service (the “IRS”), (iii) any summary plan description, summary of material modifications, and other similar material written communications (or a written description of any material oral communications) to the employees of the Company concerning the extent of the benefits provided under a Company Plan, and (iv) as applicable, the most recent (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(b)        Neither the Company or any member of its controlled group (defined as any organization which is a member of a controlled, affiliated or otherwise related group of entities within the meaning of Code Sections 414(b), (c), (m) or (o)) (the “Company Controlled Group”) has ever sponsored, maintained, contributed to or been required to contribute to or incurred any liability (contingent or otherwise) with respect to: (i) a “multiemployer plan” (within the meaning of ERISA section 3(37)), (ii) an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (“Pension Plan”) that is subject to Title IV of ERISA or Section 412 of the Code, (iii) a Pension Plan which is a “multiple employer plan” as defined in Section 413 of the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code.

(c)        With respect to the Company Plans:

(i)         each Company Plan complies in all material respects with its terms and materially complies in form and in operation with the applicable provisions of ERISA and the Code and all other applicable legal requirements;

(ii)       each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred to the Knowledge of the Company since the date of such letter that would reasonably be expected to cause the loss of the sponsor’s ability to rely upon such letter, and nothing has occurred to the Knowledge of the Company that would reasonably be expected to result in the loss of the qualified status of such Company Plan;

(iii)      there is no material Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the Knowledge of the Company, threatened, relating to the Company Plans (other than routine claims for benefits);

(iv)       none of the Company Plans currently provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any Person for any reason, except as may be required by Section 601, et seq. of ERISA and Section 4980B(b) of the Code or other applicable similar law regarding health care coverage continuation (collectively “COBRA”), and none of the Company or any members of the Company Controlled Group has any liability to provide post-termination or retiree welfare benefits to any Person or ever represented, promised or contracted to any employee or former employee of the Company (either individually or to Company employees as a group) or any other Person that such employee(s) or other Person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute or except with respect to a contractual obligation to reimburse any premiums such Person may pay in order to obtain health coverage under COBRA;

(v)        each Company Plan is subject exclusively to United States Law; and

(vi)       the execution and delivery of this Agreement and the consummation of the Merger will not, either alone or in combination with any other event, (A) entitle any current or former employee, officer, director or consultant of the Company to severance pay, unemployment compensation or any other similar termination payment, or (B) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer, director or consultant.

(d)        The Company is not a party to any agreement, contract, arrangement or plan (including any Company Plan) that may reasonably be expected to result, separately or in the aggregate, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events), in the payment of any “parachute payments” within the meaning of Section 280G of the Code; provided, that this Section 4.12(d) shall be interpreted without regard to the effect of any arrangements put in place by, or by the Company at the request of, Parent or any of its Affiliates. There is no agreement, plan or other arrangement to which the Company is a party or by which the Company is otherwise bound to compensate any Person in respect of Taxes or other liabilities incurred with respect to Section 409A or 4999 of the Code.

(e)        Each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law) complies in both form and operation in all material respects with the requirements of Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law) and all applicable IRS guidance issued with respect thereto (and has so complied for the entire period during which Section 409A of the Code has applied to such Company Plan) so that no amount paid or payable pursuant to any such Company Plan is subject to any additional Tax or interest under Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law).

Section 4.13    Labor and Employment Matters.

(a)        Section 4.13(a) of the Company Disclosure Letter sets forth as of the date hereof the (i) name, (ii) entity they are employed by; (iii) title or position (including whether full or part time), (iv) overtime exemption classification; (v) date of hire; (vi) current base salary or hourly pay rate; and (vii) accrued sick leave and vacation benefits of each present employee of the Company.  The Company is and for the past three (3) years has been in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, non-discrimination in employment, workers’ compensation, the collection and payment of withholding and/or payroll Taxes and similar Taxes, unemployment compensation, equal employment opportunity, discrimination, harassment, employee and contractor classification, information privacy and security, and continuation coverage with respect to group health plans. During the preceding three years, there has not been, and as of the date of this Agreement there is not pending or, to the Knowledge of the Company, threatened, any labor dispute, work stoppage, labor strike or lockout against the Company by employees.

(b)        No employee of the Company is covered by an effective or pending collective bargaining agreement or similar labor agreement. To the Knowledge of the Company, there has not been any activity on behalf of any labor union, labor organization or similar employee group to organize any employees of the Company. There are no (i) unfair labor practice charges or complaints against the Company pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the Knowledge of the Company no such representations, claims or petitions are threatened, (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against the Company that arose out of or under any collective bargaining agreement.

(c)        To the Knowledge of the Company, no current employee or officer of the Company intends, or is expected, to terminate such individual’s employment relationship with the Company in connection with or as a result of the transactions contemplated hereby.

(d)        During the preceding three years, (i) the Company has not effectuated a “plant closing” (as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with the Company affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) the Company has not engaged in layoffs or employment terminations sufficient in number to trigger notice obligations under any similar state, local or foreign law.

(e)        With respect to any current or former employee, officer, consultant or other service provider of the Company, there are no Actions against the Company pending, or to the Knowledge of the Company, threatened to be brought or filed, in connection with the employment or engagement of any current or former employee, officer, consultant or other service provider of the Company, including, without limitation, any claim relating to employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment related matter arising under applicable Laws, except where such action would not, individually or in the aggregate, result in the Company incurring a material liability.

(f)        With respect to any Company Plans (which subject is addressed in Section 4.12 above), the execution of this Agreement and the consummation of the transactions set forth in or contemplated by this Agreement will not result in any breach or violation of, or cause any payment to be made under, any applicable Laws respecting labor and employment or any collective bargaining agreement to which the Company is a party.

(g)        Since January 1, 2018, (i) no allegations of workplace sexual harassment, discrimination or other misconduct relating to such unlawful harassment or discrimination have been initiated, filed before any Governmental Entity, communicated to the Company  or, to the Knowledge of the Company, threatened, in each case, against the Company or any of its respective current or former directors, officers or senior level management employees (in each case, in their capacities as such), (ii) to the knowledge of the Company, no incidents of any such workplace sexual harassment, discrimination or other misconduct relating to such unlawful harassment or discrimination have occurred, and (iii) the Company has not entered into any settlement agreement related to allegations of sexual harassment, discrimination or other misconduct by any of their directors, officers or employees described in clause (i) hereof or any independent contractor (in each case, in their capacities as such).

(h)        The Company is and has at all relevant times been in compliance in all material respects with (i) COVID-19 related Laws, standards, regulations, orders and guidance (including without limitation relating to business reopening), including those issued and enforced by the Occupational Safety and Health Administration, the Centers for Disease Control, the Equal Employment Opportunity Commission, and any other Governmental Entity; and (ii) the Families First Coronavirus Response Act (including with respect to eligibility for Tax credits under such Act) and any other applicable COVID-19 related leave Law, whether state, local or otherwise.

Section 4.14    Environmental Matters.

(a)        Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company has conducted their respective businesses in compliance with all, and have not violated any, applicable Environmental Laws; (ii) the Company has obtained all Permits of all Governmental Entities and any other Person that are required under any Environmental Law; (iii) there has been no release of any Hazardous Substance by the Company or any other Person in any manner that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability of the Company under applicable Environmental Laws; (iv) the Company has not received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting that the Company is in violation of, or liable under, any Environmental Law; (v) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by the Company or as a result of any operations or activities of the Company at any location and, to the Knowledge of the Company, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to the Company under any Environmental Law; and (vi) neither the Company nor any of its respective properties or facilities are subject to, or are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

Section 4.15    Taxes.

(a)        The Company has (i) filed all Tax Returns required to be filed by or on behalf of it (taking into account any applicable extensions thereof) and all such Tax Returns are true, accurate and complete in all material respects; and (ii) paid in full (or caused to be timely paid in full) all Taxes that are required to be paid by or with respect to it, whether or not such Taxes were shown as due on such Tax Returns.

(b)        All Taxes not yet due and payable by the Company as of the date of the Company Balance Sheet have been, in all respects, properly accrued in accordance with GAAP on the Company Financial Statements, and such Company Financial Statements reflect an adequate reserve (in accordance with GAAP) for all Taxes accrued but unpaid by the Company through the date of such financial statements. Since the date of the Company Financial Statements, the Company has not incurred, individually or in the aggregate, any liability for Taxes outside the Ordinary Course of Business consistent with past practice.

(c)        The Company has not executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any amount of Tax, in each case that has not since expired.

(d)        No audits or other investigations, proceedings, claims, assessments or examinations by any Governmental Entity (each, a “Tax Action”) with respect to Taxes or any Tax Return of the Company are presently in progress or have been asserted, threatened or proposed in writing and to the Knowledge of the Company, no such Tax Action is being contemplated. No deficiencies or claims for Taxes have been claimed, proposed, assessed or asserted in writing against the Company by a Governmental Entity, other than any such claim, proposal, assessment or assertion that has been satisfied by payment in full, settled or withdrawn.

(e)        The Company has timely withheld all Taxes required to have been withheld from payments made (or deemed made) to its employees, independent contractors, creditors, shareholders and other third parties and, to the extent required, such Taxes have been timely paid to the relevant Governmental Entity.  The Company has timely complied with all information reporting requirements.  The Company has not deferred the payment of any employment, payroll or any other Taxes pursuant to the CARES Act or other provisions of federal, state, local or foreign Tax law.

(f)        The Company has not been a party to or engaged in any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b) or any  “listed transaction” as set forth in Treasury Regulations § 1.6011-4(b)(2).

(g)        The Company (i) is not a party to or bound by, or has any liability pursuant to, any Tax sharing, allocation, indemnification or similar agreement or obligation; (ii) is not nor has it been a member of a group (other than a group the common parent of which is the Company) filing a consolidated, combined, affiliated, unitary or similar income Tax Return; (iii) has any liability for the Taxes of any Person (other than the Company) pursuant to Treasury Regulations § 1.1502-6 (or any similar provision of state, local or non-United States Law) as a transferee or successor, by Contract or otherwise by operation of Law; or (iv) is or has been treated as a resident for any income Tax purpose, or as subject to Tax by virtue of having a permanent establishment, an office or fixed place of business, in any country other than the country in which it was or is organized.

(h)        No private letter rulings, technical advice memoranda, or similar agreements or rulings have been requested, entered into or issued by any taxing authority with respect to the Company which rulings remain in effect.

(i)         The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in, or use of improper, method of accounting requested or initiated on or prior to the Closing Date, (ii) a “Closing Agreement” as described in Section 7121 of the Code (or any similar provision of Law) executed on or prior to the Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date, other than in respect of such amounts reflected in the Company Balance Sheet, or received in the Ordinary Course of Business since the date of the Company Balance Sheet, (v) to the Knowledge of the Company, an intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) or (vi) an election under Section 965 of the Code, or (vii) the application of Sections 951 or 951A of the Code with respect to income earned or recognized or payments received prior to the Closing.

(j)         There are no liens for Taxes upon any of the assets of the Company other than Liens described in clause (i) of Section 4.18(a).

(k)        The Company has not distributed stock of another Person or has had its stock distributed by another Person, in a transaction (or series of transactions) that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(l)         The Company has not been a United States real property holding corporation, as defined in Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m)       No material claim has been made in writing by any Governmental Entity in a jurisdiction where the Company does not currently file or has filed a Tax Return that the Company is or may be subject to taxation by such jurisdiction.

(n)        There are no outstanding shares of company stock issued in connection with the performance of services (within the meaning of Section 83 of the Code) that immediately prior to the First Effective Time are subject to a substantial risk of forfeiture (as such terms are defined in Section 83 of the Code) and for which a valid election under Section 83(b) of the Code has not been made.

(o)        The Company has not taken any action nor knows of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(p)        The Company uses the accrual method of accounting for U.S. federal income Tax purposes.

(q)        Notwithstanding anything in this Agreement to the contrary, the Company makes no representations or warranties regarding the amount, value or condition of, or any limitations on, any Tax asset or attribute of the Company (e.g., net operating losses) arising in any Pre-Closing Period (each, a “Tax Attribute”), other than Tax Attributes included in the calculation of Net Cash or the ability of Parent or any of its Affiliates to utilize such Tax Attributes after the Closing.

For purposes of this Section 4.15, where the context permits, each reference to the Company shall include a reference to any Person for whose Taxes the Company is liable under applicable Law.

Section 4.16    Contracts.

(a)        As of the date of this Agreement, there are no contracts that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act), with respect to the Company (assuming the Company was subject to the requirements of the Exchange Act), other than those contracts identified in Section 4.15 of the Company Disclosure Letter, which, for the avoidance of doubt, shall exclude any Company Plans (each such contract a “Material Contract”).

(b)        (i) Each Material Contract is valid and binding on the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable against the Company and, to the Knowledge of the Company, each other party thereto, in accordance with its terms; (ii) the Company, and, to the Knowledge of the Company, each other party thereto, have each performed all material obligations required to be performed thereby under each such Material Contract; and (iii) there is no material default under any Material Contract by the Company or, to the Knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, could constitute, a material default on the part of the Company or, to the Knowledge of the Company, any other party thereto under any such Material Contract, nor has the Company received any notice of any such material default, event or condition. The Company has made available to Parent true and complete copies of all Material Contracts, including all amendments and modifications thereto.

Section 4.17    Insurance. The Company is covered by valid and currently effective insurance policies issued in favor of the Company that are customary and adequate for companies of a similar size and nature in the industries and locations in which the Company operates. Section 4.17 of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of all current, material insurance policies issued in favor of the Company, or pursuant to which the Company is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) the Company is not in breach or default thereof, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the Knowledge of the Company, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. No notice of cancellation or termination has been received by the Company with respect to any such policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated by this Agreement.

Section 4.18    Properties.

(a)        The Company has good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of its real properties and tangible assets that are necessary for the Company to conduct its business as it is currently conducted, free and clear of all Liens other than (i) Liens for current Taxes and assessments not yet past due, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the Ordinary Course of Business of the Company consistent with past practice and (iii) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company as currently conducted (the “Permitted Liens”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the tangible personal property currently used in the operation of the business of the Company is in satisfactory operating condition (ordinary wear and tear excepted).

(b)        The Company has complied with the terms of all leases to which it is a party, if any, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company enjoys peaceful and undisturbed possession under all such leases, except for any such failure to do so that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)        Section 4.18(c) of the Company Disclosure Letter sets forth a true and complete list of (i) all real property owned by the Company and (ii) all real property leased for the benefit of the Company.

Section 4.19    Intellectual Property.

(a)        Section 4.19(a) of the Company Disclosure Letter sets forth a true and complete list of all (i) material patents and patent applications; (ii) material trademark registrations and applications; and (iii) material copyright registrations and applications, in each case owned by the Company (collectively, “Company Registered IP”) and a true and complete list of all domain names owned or exclusively licensed by the Company. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (A) all of the Company Registered IP is subsisting and, in the case of any Company Registered IP that is registered or issued and, to the Knowledge of the Company, valid and enforceable, (B) no Company Registered IP is involved in any interference, reissue, derivation, reexamination, opposition, cancellation or similar proceeding and, to the Knowledge of the Company, no such action is threatened with respect to any of the Company Registered IP and (C) the Company owns exclusively, free and clear of any and all Liens (other than Permitted Liens), all Company

Registered IP, including all Intellectual Property created on behalf of the Company by employees or independent contractors.

(b)        Section 4.19(b) of the Company Disclosure Letter accurately identifies (i) all contracts pursuant to which any Company Registered IP are licensed to the Company (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company’s products or services, (B) any Intellectual Property licensed on a nonexclusive basis ancillary to (1) the purchase or use of equipment, reagents or other materials, or (2) the provision of services to Company by a Third Party, (C) any confidential information provided under confidentiality agreements and (D) agreements between Company and its employees in Company’s standard form thereof), (ii) the corresponding Company contract pursuant to which such Company Registered IP are licensed to the Company and (iii) whether the license or licenses granted to the Company are exclusive or nonexclusive.

(c)        Section 4.19(c) of the Company Disclosure Letter accurately identifies each Company contract pursuant to which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company Registered IP (other than (i) any confidential information provided under confidentiality agreements and (ii) any Company Registered IP nonexclusively licensed to academic collaborators, suppliers or service providers for the sole purpose of enabling such academic collaborator, supplier or service providers to provide services for Company’s benefit).

(d)        To the Knowledge of Company, the Company Registered IP constitutes all Intellectual Property necessary for Company to conduct its business as currently conducted; provided that the foregoing representation is not a representation with respect to the Company’s freedom to operate or the non-infringement of Intellectual Property of a Third Party.

(e)        The Company has taken commercially reasonable measures to maintain the confidentiality of all information that constitutes or constituted a material Trade Secret of the Company, including requiring all Persons having access thereto to execute written non-disclosure agreements or other binding obligations to maintain confidentiality of such information.

(f)        Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) to the Knowledge of the Company, the conduct of the businesses of the Company, including the manufacture, marketing, offering for sale, sale, importation, use or intended use or other disposal of any product as currently sold or under development by Company, has not infringed or misappropriated, and does not infringe or misappropriate, any Intellectual Property of any Person, (ii) the Company has not received any written notice or claim asserting or suggesting that any such infringement or misappropriation is or may be occurring or has or may have occurred and (iii) to the Knowledge of the Company, no Person is infringing or misappropriating in any material respect any Company Registered IP.

(g)        Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company has taken commercially reasonable steps to protect the confidentiality and security of the computer and information technology systems used by the Company (the “IT Systems”) and the information and transactions stored or contained therein or transmitted thereby, (ii) to the Knowledge of the Company, during the past two (2) years, there has been no unauthorized or improper use, loss, access, transmittal, modification or corruption of any such information or data and (iii) during the past two (2) years, there have been no material failures, crashes, viruses, security breaches (including any unauthorized access to any personally identifiable information) resulting in notification to any individual or Governmental Entity, affecting the IT Systems.

(h)        Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) to the Knowledge of the Company, the Company has complied in all material respects with all applicable Laws relating to privacy, data protection, and the collection, retention, protection, and use of information that alone or in combination with other information can be used to identify an individual (“Personal Information”) collected, used, or held for use by the Company (collectively, “Privacy Laws”), (ii) during the past two (2) years, no claims have been asserted or, to the Knowledge of the Company, threatened, in writing against the Company alleging a violation of any Person’s privacy or Personal Information, (iii) neither this Agreement nor the consummation of the transactions contemplated hereby will breach or otherwise violate any Privacy Laws and (iv) the Company has taken commercially reasonable steps to protect the Personal Information collected, used or held for use by the Company against loss and unauthorized access, use, modification, disclosure or other misuse.

(i)         To the Knowledge of the Company, no government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Registered IP and no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Company Registered IP.

(j)         Except as set forth on Section 4.19(j) of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss of, or give rise to any right of any third party to terminate or modify any of the Company’s rights or obligations under any agreement under which the Company grants to any Person, or any Person grants to the Company, a license or right under or with respect to any Intellectual Property that is material to any of the businesses of the Company.

Section 4.20    No Rights Plan. There is no Company stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

Section 4.21    Related Party Transactions. Except as set forth in Section 4.21 of the Company Disclosure Letter, since March 12, 2020 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between the Company, on the one hand, and the Affiliates of the Company, on the other hand that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (assuming the Company was subject to the requirements of the Exchange Act).

Section 4.22    Certain Payments. Neither the Company nor, to the Knowledge of the Company, any of its respective directors, executives, agents or employees (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 4.23    Brokers. No Person is entitled to any brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the transactions contemplated by this Agreement.

Section 4.24    Accredited Investor Status. Each holder of Company Common Stock and equity interests in the Company is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC under the Securities Act or is not a “U.S. person” within the meaning of Regulation S, Rule 902, promulgated by the SEC under the Securities Act.

Section 4.25    Restricted Securities. The Company understands that any shares of Parent Common Stock that will be issued to the Stakeholders at Closing, or any shares of Parent Common Stock to be issued to the Participating Stakeholders as Milestone Payment consideration in the future, will, until registered under the Securities Act in accordance with Section 7.4, be “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act and the Company understands that any certificates representing such shares of Parent Common Stock will contain a legend in respect of such restrictions. If in the future the Company decides to offer, resell, pledge or otherwise transfer such securities, such securities may only be offered, resold, pledged or otherwise transferred only pursuant to: (i) registration under the Securities Act, or (ii) an available exemption from registration.

Section 4.26    No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV (AS QUALIFIED BY THE COMPANY DISCLOSURE LETTER) OR IN ANY CERTIFICATE, STATEMENT, DOCUMENT OR OTHER INSTRUMENT DELIVERED BY THE COMPANY OR ANY OF ITS AFFILIATES PURSUANT TO THIS AGREEMENT, THE COMPANY MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY OR ANY OF ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES, BUSINESSES, OPERATIONS, FUTURE REVENUE, PROFITABILITY OR SUCCESS, AND THE COMPANY HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY, IN CONNECTION WITH THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NOTHING HEREIN SHALL EXCUSE ANY FRAUD COMMITTED, OR IMPAIR OR PRECLUDE RECOVERY IN RESPECT OF FRAUD.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING PARENT AND MERGER SUBS

Except (a) as disclosed in the Parent SEC Documents at least three Business Days prior to the date of this Agreement and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature); or (b) as set forth in the corresponding section or subsection of the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Parent Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), each of Parent and the Merger Subs represent and warrant, as of the date hereof, to the Company as follows:

Section 5.1      Organization, Standing and Power.

(a)        Each of Parent and First Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and Second Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent, First Merger Sub and Second Merger Sub (x) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (y) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (2), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)        Parent has previously made available to the Company true and complete copies of the Certificate of Incorporation and Bylaws (or comparable organizational documents) of each of Parent and Merger Subs, and the Certificate of Incorporation and Bylaws (or comparable organizational documents) of each other Subsidiary of Parent, in each case, as amended to the date of this Agreement, and each as so delivered is in full force and effect. None of Parent, First Merger Sub or Second Merger Sub is in violation of any provision of its respective Certificate of Incorporation or Bylaws. Except with respect to the extent relating to the transactions contemplated by this Agreement or in draft form and except as may be redacted to preserve an privilege (including attorney-client privilege), Parent has made available to the Company true and complete copies of the minutes of all meetings of Parent’s stockholders, the Board of Directors of Parent (the “Parent Board”) and each committee of the Parent Board held since January 1, 2020.

Section 5.2      Capital Stock.

(a)        The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share. As of the close of business on December 15, 2020 (the “Measurement Date”), (i) 16,427,307 shares of Parent Common Stock (excluding treasury shares) were issued and outstanding, (ii) no shares of Parent Common Stock were held by Parent in its treasury, (iii) 5,035,867 shares of Parent Common Stock were reserved for issuance pursuant to the Parent Incentive Plans (of which 920,355 shares were subject to outstanding options to purchase shares of Parent Common Stock (the “Parent Options”)), and (iv) 78,055 shares of Parent Common Stock were reserved for issuance pursuant to outstanding warrants to purchase shares of Parent Common Stock (the “Parent Warrants”). Except as set forth above in this Section 5.2(a), neither Parent nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of Parent or such Subsidiary on any matter. Except as set forth above in this Section 5.2(a) and except for changes since the close of business on the Measurement Date resulting from the exercise of any options or warrants as described above, as of the Measurement Date, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of Parent, (B) securities of Parent or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of Parent or other voting securities or equity interests of Parent or its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Parent or its Subsidiaries or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from Parent or its Subsidiaries, or obligations of Parent or any of its Subsidiaries to issue, any shares of capital stock of Parent or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Parent or its Subsidiaries or rights or interests described in the preceding clause (C), or (E) obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities.

(b)        The authorized capital stock of First Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding, all of which shares are beneficially owned by Parent.

(c)        Parent is the sole member of Second Merger Sub and all of the issued and outstanding membership interests of Second Merger Sub are beneficially owned by Parent.

(d)        The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights.

(e)        To the Knowledge of Parent as of the date of this Agreement, no “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualifying Event”) is applicable to Parent or, to the Knowledge of Parent, any Covered Person, except for a Disqualifying Event as to which Rule 506(d)(2)(ii-iv) or (d)(3) of the Securities Act is applicable.

Section 5.3      Subsidiaries. Section 5.3 of the Parent Disclosure Letter sets forth a true and complete list of each Subsidiary of Parent, including its jurisdiction of incorporation or formation.

Each of Parent’s Subsidiaries (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by Parent, free and clear of all Liens other than Permitted Liens of Parent and its Subsidiaries. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Parent does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 5.4      Authority.

(a)        Each of Parent, First Merger Sub and Second Merger Sub has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby, including the issuance of the shares of Parent Common Stock to the holders of Company Common Stock as Merger Consideration (the “Parent Common Stock Issuance”). The execution, delivery and performance of this Agreement by Parent and Merger Subs and the consummation by Parent and Merger Subs of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Subs and no other corporate proceedings on the part of Parent or Merger Subs are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject, in the case of the Milestone Payment Proposal, to (i) the approval of Parent stockholders in accordance with applicable Law (the “Parent Stockholder Approval”), (ii) the approval of this Agreement by Parent as the sole stockholder of First Merger Sub and (iii) the approval of this Agreement by parent as the sole member of Second Merger Sub. This Agreement has been duly executed and delivered by Parent, First Merger Sub and Second Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent, First Merger Sub and Second Merger Sub, enforceable against each of Parent, First Merger Sub and Second Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b)        The Parent Board has duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Parent and its stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolving to recommend, where Section 3.6(c)(i) applies, upon the terms and subject to the conditions of this Agreement, that the stockholders of Parent vote to approve the issuance of shares of Parent Common Stock in connection with Milestone Payments that may become due, in accordance with Nasdaq Listing Rule 5635 (the “Milestone Payment Proposal”), which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(c)        The Parent Stockholder Approval is the only vote of the holders of any class or series of the Parent Common Stock or other securities required in connection with the consummation of the Merger and the other transactions contemplated hereby, including the Parent Common Stock Issuance. Other than the Parent Stockholder Approval, no vote of the holders of any class or series of the Parent’s capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by Parent.

Section 5.5      No Conflict; Consents and Approvals.

(a)        The execution, delivery and performance of this Agreement by each of Parent, First Merger Sub and Second Merger Sub does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by each of Parent and Merger Subs with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Parent or Merger Subs under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Certificate of Incorporation or Bylaws of Parent or First Merger Sub, (ii) the Certificate of Formation or limited liability company agreement of Second Merger Sub, (iii) any Material Contract to which Parent, First Merger Sub or Second Merger Sub is a party by which Parent, First Merger Sub, Second Merger Sub or any of their respective properties or assets may be bound, or (iv) subject to the governmental filings and other matters referred to in Section 4.4, any material Law or any rule or regulation of Nasdaq applicable to Parent or Merger Subs or by which Parent, Merger Subs or any of their respective properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)        No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent or Merger Subs in connection with the execution, delivery and performance of this Agreement by Parent or Merger Subs or the consummation by Parent or Merger Subs of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for such consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c)        The Parent Board, the First Merger Sub board and the Second Merger Sub board have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the transactions contemplated by this Agreement. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the other transactions contemplated by this Agreement.

Section 5.6      SEC Reports; Financial Statements.

(a)        Parent has filed with or furnished to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Parent since January 1, 2020 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Parent SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)        The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents (i) have been prepared in a manner consistent with the books and records of Parent and its Subsidiary, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since January 1, 2020, Parent has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(c)        Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to Parent, including its consolidated Subsidiaries, required to be disclosed in Parent’s periodic and current reports under the Exchange Act, is made known to Parent’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The principal executive officer and principal financial officer of Parent have evaluated the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(d)        Except as disclosed in the Parent SEC Reports, Parent and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its most recent evaluation of Parent’s internal control over financial reporting prior to the date hereof, to Parent’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Parent’s internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(e)        Since January 1, 2020, (i) neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any director, officer, employee, auditor, accountant or Representative of the Parent or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Parent Board or any committee thereof or to any director or officer of Parent or any of its Subsidiaries.

(f)        As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Parent SEC Documents. To the Knowledge of Parent, none of the Parent SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(g)        Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s or such Subsidiary’s published financial statements or other Parent SEC Documents.

(h)        Parent is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of Nasdaq, in each case, that are applicable to Parent.

(i)         No Subsidiary of Parent is required to file any form, report, schedule, statement or other document with the SEC.

Section 5.7      No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent accrued or reserved against in the audited consolidated balance sheet of Parent and its Subsidiaries as at December 31, 2019 included in the Annual Report on Form 10-K filed by Parent with the SEC on March 30, 2020 (without giving effect to any amendment thereto filed on or after the date hereof) and (b) for liabilities and obligations incurred in the Ordinary Course of Business consistent with past practice since December 31, 2019 that are not material to Parent and its Subsidiaries, taken as a whole.

Section 5.8      Brokers. No broker, investment banker, financial advisor or other Person, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

Section 5.9      Merger Subs. First Merger Sub was formed solely for the purpose of engaging in the First Merger and the other transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement. Second Merger Sub was formed solely for the purpose of engaging in the Second Merger and the other transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement.

Section 5.10    State Takeover Statutes. No Takeover Laws or any similar anti-takeover provision in the Certificate of Incorporation or Bylaws of Parent applicable to Parent is, or at the First Effective Time will be, applicable to this Agreement, the Merger, the Parent Common Stock Issuance, or any of the other transactions contemplated hereby.

Section 5.11     Resale Registration Statement.  Except as set forth on Section 5.13 of the Parent Disclosure Letter, as of the Closing Date, Parent shall be eligible to use Form S-3 for the Resale Shelf Registration Statement and there are no facts or circumstances as of the date of this Agreement that would, or would reasonably be expected to, prevent such Resale Shelf Registration Statement from being declared effective by the SEC.

Section 5.12    Intended Tax Treatment.  None of Parent, its subsidiaries or any of its Affiliates has taken any action nor knows of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 5.13    No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V (AS QUALIFIED BY THE PARENT DISCLOSURE LETTER) OR IN ANY CERTIFICATE, STATEMENT, DOCUMENT OR OTHER INSTRUMENT DELIVERED BY PARENT, A MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT, PARENT AND MERGER SUBS MAKE NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO PARENT, MERGER SUBS OR

ANY OF THEIR RESPECTIVE AFFILIATES, OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES, BUSINESSES, OPERATIONS, FUTURE REVENUE, PROFITABILITY OR SUCCESS, AND PARENT AND MERGER SUBS HEREBY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY, IN CONNECTION WITH THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NOTHING HEREIN SHALL EXCUSE ANY FRAUD COMMITTED, OR IMPAIR OR PRECLUDE RECOVERY IN RESPECT OF FRAUD.

ARTICLE VI

STOCKHOLDER REPRESENTATIVE

Section 6.1      Stockholder Representative.

(a)        The Stockholder Representative is hereby designated to act as the representative, agent and attorney-in-fact for each of the Stakeholders and their successors and assigns in accordance with this Section 6.1, effective as of the Closing, for all purposes under this Agreement and each Ancillary Agreement to which the Stockholder Representative is a party in his capacity as such, and the Stockholder Representative, by his signature to this Agreement, agrees to serve in such capacity.

(b)        In his capacity as Stockholder Representative, the Stockholder Representative shall have the power and authority to take such actions from and after the Closing on behalf of each of Stakeholders as the Stockholder Representative, in his sole judgment, may deem to be in the best interests of the Stakeholders or otherwise appropriate on all matters related to or arising from this Agreement and each Ancillary Agreement without having to seek or obtain the consent of any Person under any circumstance.

(c)        The power of attorney appointing the Stockholder Representative as attorney-in-fact is coupled with an interest and the death or incapacity of any Stakeholder shall not terminate or diminish the authority and agency of the Stockholder Representative.

(d)        Should Akash Bakshi or any replacement Stockholder Representative resign or be unable to serve, the holders of a majority-in-interest of the Escrow Shares may designate any other Stakeholder to serve as the replacement Stockholder Representative, provided that such Stakeholder designated by the holders of a majority-in-interest of the Escrow Shares shall have executed and delivered to each of the other parties hereto a counterpart to this Agreement, solely in his/her/its capacity as the replacement Stockholder Representative. The decisions and actions of such replacement Stockholder Representative shall be, for all purposes, those of the Stockholder Representative as if originally named herein.

(e)        Each Stakeholder forever voluntarily releases and discharges the Stockholder Representative and its Representatives, successors and assigns, from any and all claims, demands, suits, actions, causes of action, Losses, damages, obligations, liabilities, costs and expenses (including attorneys’ fees and court costs), whether known or unknown, anticipated or unanticipated, arising as a result of or incurred in connection with any actions taken or omitted to be taken by the Stockholder Representative pursuant to the terms of the Escrow Agreement, except to the extent it can be demonstrated that the Stockholder Representative was grossly negligent.

(f)        The Stakeholders shall jointly and severally indemnify the Stockholder Representative and hold it harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of its duties under the Escrow Agreement. The Stockholder Representative may receive reimbursement directly from the Stakeholders (or, at the discretion of the Stockholder Representative, from any distribution to the Stakeholders to be made under the Escrow Agreement) for any and all expenses, charges and liabilities, including attorneys’ fees, reasonably incurred by the Stockholder Representative in the performance or discharge of its rights and obligations under the Escrow Agreement.

(g)        From the Effective Time through the termination of the Escrow Agreement, the Stockholder Representative shall have access to information about Parent and its Subsidiaries and the reasonable assistance of Parent’s employees, upon reasonable notice, during normal business hours and in a manner that does not disrupt or interfere with business operations, in each case solely to the extent that such information or assistance is reasonably necessary for the Stockholder Representative to the perform his duties and exercise his rights under the Escrow Agreement; provided, that the Stockholder Representative shall treat confidentially and not use or disclose to anyone any nonpublic information from or about Parent or any of its Subsidiaries (except for disclosures on a need to know basis to individuals who agree to treat such information confidentially under terms of a confidentiality agreement reasonably acceptable to Parent, disclosures to legal counsel or as otherwise required to enforce the Escrow Agreement).

ARTICLE VII

COVENANTS

Section 7.1      Proxy Statement; Stockholders’ Meeting.

(a)        As promptly as practicable after the Closing Date, but no later than the date that is sixty (60) calendar days after the end achievement of the first Milestone Event, Parent shall prepare and file with the SEC a proxy statement relating to the Parent stockholders meeting to be held in connection with the Milestone Payment Proposal (together with any amendments thereof or supplements thereto, the “Proxy Statement”). Parent shall use its commercially reasonable efforts to (i) cause the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC and (ii) respond promptly to any comments or requests of the SEC or its staff relating to the Proxy Statement.

(b)        Parent shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after the Proxy Statement has been filed with the SEC and either (i) the SEC has indicated that it does not intend to review the Proxy Statement or that its review of the Proxy Statement has been completed or (ii) at least ten (10) days shall have passed since the Proxy Statement was filed with the SEC without receiving any correspondence from the SEC commenting upon, or indicating that it intends to review, the Proxy Statement, all in compliance with applicable U.S. federal securities laws and the DGCL. If Parent becomes aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Proxy Statement, as the case may be, then Parent shall prepare and file such amendment or supplement with the SEC as promptly as practicable and, if appropriate, in mailing such amendment or supplement to the Parent stockholders.

Section 7.2      Indemnification, Exculpation and Insurance.

(a)        The provisions of the certificate of incorporation and bylaws of Parent with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Parent that are presently set forth in the certificate of incorporation and bylaws of Parent shall not be amended, modified or repealed for a period of six (6) years from the First Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the First Effective Time, were officers or directors of Parent, unless such modification is required by applicable Law.

(b)        The certificate of formation and limited liability company agreement of the Surviving Company shall contain, and Parent shall cause the certificate of formation and limited liability company agreement of the Surviving Company to so contain for a period of six (6) years from the Second Effective Time, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of Parent.

(c)        From and after the First Effective Time, (i) the Surviving Company shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s certificate of incorporation or bylaws and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the First Effective Time and (ii) Parent shall fulfill and honor in all respects the obligations of Parent to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Parent’s certificate of incorporation and bylaws and pursuant to any indemnification agreements between Parent and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the First Effective Time.

(d)        From and after the First Effective Time, Parent shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Parent.

(e)        The provisions of this Section 7.2 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their Representatives.

(f)        In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 7.2. Parent shall cause the Surviving Company to perform all of the obligations of the Surviving Company under this Section 7.2.

Section 7.3       Section 16 Matters. Prior to the First Effective Time, each of Parent and the Company shall take all such steps as may be necessary or appropriate to cause the acquisitions of Parent Common Stock (including derivative securities with respect to such Parent Common Stock) resulting from the transactions contemplated by this Agreement by each Person who will become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.4      Registration Statement Covering Resale of Merger Consideration Shares.

(a)        Parent shall prepare and file or cause to be prepared and filed with the SEC, as soon as practicable following the Closing Date (but in no event later than April 21, 2021), a Registration Statement for an offering to be made on a continuous basis, pursuant to Rule 415 of the Securities Act or any successor thereto, registering the resale from time to time by Stakeholders and their Permitted Transferees (“Holders”) of all of the Merger Consideration Shares (the “Resale Shelf Registration Statement” and any Merger Consideration Shares so registered, the “Registrable Shares”). The Resale Shelf Registration Statement shall be on Form S-3 (or, if Form S-3 is not available to be used by Parent at such time, on Form S-1 or another appropriate form permitting Registration of such Merger Consideration Shares for resale). If the Resale Shelf Registration Statement is initially filed on Form S-1 and thereafter Parent becomes eligible to use Form S-3 for secondary sales, Parent shall use commercially reasonable efforts to cause such Resale Shelf Registration Statement to be amended by post-effective amendment as promptly as practicable, such that the Resale Shelf Registration Statement shall be on Form S-3. Parent shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as possible after filing but no later than the earlier of (i) 180 days following the Closing Date and (ii) the tenth Business Day after the date Parent is notified (orally or in writing, whichever is earlier) by the SEC that the Resale Shelf Registration Statement will not be “reviewed” or will not be subject to further review and shall provide prompt notice to the Stakeholders of such effectiveness; provided, however, that Parent’s obligations to include the Registrable Shares held by a Stakeholder in the Resale Shelf Registration Statement are contingent upon such Stakeholder timely furnishing in writing to Parent such information regarding the Holder, the securities of Parent to be held by the Holder and the intended method of disposition of the Registrable Shares as shall be reasonably requested by the Parent to effect the registration of the Registrable Shares, and the Holder shall execute such documents in connection with such registration as Parent may reasonably request that are customary of a selling stockholder in similar situations.

(b)        On a date requested by the Stockholder Representative in writing, Parent shall use commercially reasonable efforts to, as promptly as practicable following the receipt of such written request, file an amendment or supplement, as appropriate, to the Resale Shelf Registration Statement (and any prospectus or prospectus supplement forming a part of such Resale Shelf Registration Statement) to include (i) the Registrable Shares of any Person that is permitted under the terms of the Lock-Up Agreement (a “Permitted Transferee”) (provided, such

Permitted Transferee agrees to be bound by this Section 7.4), in the case of the Lock-Up Parties, (ii) the Registrable Shares of any Person to whom Registrable Securities are transferred by any Stakeholder other than a Lock-Up Party (or, following the expiration of the Lock-Up Agreements, the Lock-Up Parties) and (ii) any Milestone Shares that may be issued under this Agreement (and following any such amendment or supplement filed, any such Milestone Shares shall be deemed Registrable Shares for purposes of this Section 7.4).

(c)        Each Stakeholder and Permitted Transferee agrees to comply with all applicable federal and state securities Laws in connection with the resale of Registrable Shares pursuant to the Resale Shelf Registration Statement. Parent shall notify each Stakeholder and Permitted Transferee promptly upon discovery that the Resale Shelf Registration Statement or any supplement to any prospectus forming a part of the Resale Shelf Registration Statement contains a Material Misstatement and shall use commercially reasonable efforts to supplement or amend such prospectus as promptly as practicable so that such prospectus will not contain such Material Misstatement and shall provide a copy of such supplemented or amended prospectus to each Stakeholder and  Permitted Transferee as promptly as practicable, but no later than one (1) Business Day following the filing thereof with the SEC.  Upon being notified by Parent of any Material Misstatement, each Stakeholder and Permitted Transferee shall refrain from selling any Registrable Shares pursuant to the Resale Shelf Registration Statement until such holders receive from Parent copies of a supplemented or amended prospectus prepared and filed by Parent, or until Parent notifies such holders in writing that the then current prospectus may be used.

(d)        Following declaration of the effectiveness of the Resale Shelf Registration Statement, Parent shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be continuously effective until such time as all Registrable Shares covered by such Resale Shelf Registration Statement (i) have been sold (whether pursuant to such Resale Shelf Registration Statement or otherwise) or (ii) may be transferred under Rule 144 or another similar exemption under the Securities Act without manner of sale or volume restrictions (such period, the “Registration Period”).

(e)        From the date of this Agreement until the end of the Registration Period, Parent shall use commercially reasonable efforts to make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, and file with the SEC in a timely manner all reports and other documents required to be filed by Parent under the Securities Act and the Exchange Act.

(f)        Each of the Stakeholders and their Permitted Transferees are express third party beneficiaries of this Section 7.4 and the last sentence of Section 9.3, each with the right to enforce the terms hereof and thereof against Parent. Notwithstanding anything in Article VI or elsewhere in this Agreement to the contrary, the rights and remedies of each Stakeholder and each Permitted Transferee thereof under this Section 7.4 and the last sentence of Section 9.3 shall be personal to such Person and, unless otherwise expressly agreed in writing by such Stakeholder or Permitted Transferee, the enforcement hereof and thereof shall not be deemed to have been delegated to the Stockholder Representative hereunder.

Section 7.5       Company Required Financial Statements. The Company acknowledges that  Parent, within seventy-one (71) days of the Closing Date, will be required under applicable Law to provide certain audited and unaudited financial statements covering the Company and any predecessor business thereof, as the Parent may determine to be required under the SEC’s rules and regulations, in accordance with its periodic reporting obligations under the Exchange Act (the “Company Required Financial Statements”). The Company acknowledges and agree that the Company will cooperate, at Parent’s sole cost and expense, with Parent in the preparation of such Company Required Financial Statements, which shall be prepared in accordance with GAAP by an accounting firm that is a member of the Public Company Accounting Oversight Board, and will deliver to Parent for review all drafts of such Company Required Financial Statements and will cause the Company to afford Parent and its authorized Representatives full access at all reasonable times and upon reasonable notice to the Company to the workpapers of the Company’s independent accountants and any other documents and data used by the Company in the preparation of such Company Required Financial Statements.

Section 7.6      Further Assurances.  Subject to the terms and conditions of this Agreement, each party hereto shall, from time to time, execute such further instruments and take such other actions as any other party hereto shall reasonably request in order to fulfill its obligations under this Agreement or other transaction documents contemplated hereby, to effectuate the purposes of this Agreement and the other transaction documents contemplated hereby and to provide for the orderly and efficient transition of the ownership of the Company to Parent; provided, however, that any actions not specifically required by other provisions of this Agreement and the other transaction documents contemplated hereby to be taken after the Closing shall be at the expense of the party requesting.

Section 7.7      Public Announcements.  The Company, Parent and Merger Subs agree that no public release or announcement concerning the consummation of the transactions contemplated hereby shall be issued by any such party without the prior consent of the other parties hereto (which consent shall not be unreasonably withheld), except as such release or announcement may be required by applicable Laws or (if applicable) the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall use commercially reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of such issuance; provided, that this Section 7.7 shall no longer apply to Parent (or its Affiliates or Representatives) after the First Effective Time.

Section 7.8      Employee Benefits.

(a)        For a period of not less than twelve (12) months after the Closing Date, Parent shall, or shall cause the Surviving Company to, provide to each employee of the Company who is employed as of immediately prior to the First Effective Time (each, a “Continuing Employee”) with (i) (A) base salary or base hourly wage rate (as applicable) and (B) cash incentive compensation opportunity (including bonuses and commissions), in each case in an amount at least equal to the level that was provided to each such Continuing Employee as of immediately prior to the First Effective Time and (ii) employee benefits that are no less favorable in the aggregate than those provided to each such Continuing Employee as of immediately prior to the First Effective Time.

(b)        Parent shall, or shall cause the Surviving Company to, ensure that, as of the First Effective Time, each Continuing Employee receives full credit (for all purposes,

including eligibility to participate, vesting, benefit accrual, vacation entitlement and severance benefits) for service with the Company (or predecessor employers to the extent the Company provides such past service credit) under the comparable employee benefit plans, programs and policies of Parent or the Surviving Company, as applicable, in which such employees become participants; provided, however, that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits.  As of the First Effective Time, Parent shall, or shall cause the Surviving Company to, credit to Continuing Employees the amount of vacation time that such employees had accrued under any applicable Company Plan as of the First Effective Time and shall not be subject to accrual limits or forfeiture.

(c)        From and after the First Effective Time, with respect to each benefit plan maintained by Parent or the Surviving Company that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA (each, a “Parent Welfare Plan”) in which any Continuing Employee is or becomes eligible to participate, Parent or the Surviving Company shall use commercially reasonable efforts to cause each such Parent Welfare Plan to (i) waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Parent Welfare Plan for such Continuing Employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding Company Plan in which such Continuing Employee was a participant immediately prior to his or her commencement of participation in such Parent Welfare Plan; and (ii) provide each Continuing Employee and their eligible dependents with credit for any co-payments and deductibles paid in the calendar year that, and prior to the date that, such Continuing Employee commences participation in such Parent Welfare Plan in satisfying any applicable co-payment or deductible requirements under such Parent Welfare Plan for the applicable calendar year, to the extent that such expenses were recognized for such purposes under the comparable Company Benefit Plan.

(d)        Nothing in this Section 7.8 or elsewhere in this Agreement is intended nor shall be construed to (i) be treated as an amendment to any particular Company Plan, (ii) prevent Parent from amending or terminating any of its benefit plans in accordance with their terms, (iii) create a right in any employee to employment with Parent, the Surviving Company or the Company, or (iv) create any third-party beneficiary rights in any Person with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent, the Surviving Company or the Company or under any benefit plan which Parent, the Company or the Surviving Company may maintain.]

Section 7.9      Closing Deliveries of the Company.  Unless waived in writing by Parent, the Company shall deliver at the Closing to Parent and Merger Subs the following documents, each of which shall be in full force and effect:

(a)        the certificate of merger for the First Merger, duly executed by the Company;

(b)        written resignations of each board member and officer of the Company, effective as of the Closing Date;

(c)        evidence in a form reasonably satisfactory to Parent that each Required Consent has been obtained;

(d)        a certificate of the secretary of the Company certifying that (A) attached thereto are true and complete copies of (1) all resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the other transaction documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, including the Company Recommendation, and (2) the Company Stockholder Approval, and (B) all such resolutions are in full force and effect and are all the resolutions adopted by the Company Board of Directors or stockholders of the Company in connection with the transactions contemplated hereby;

(e)        the certificate of incorporation of the Company, certified within ten (10) Business Days prior to Closing by the secretary of state of the state of Delaware;

(f)        a good standing certificate from the secretary of state of the state of Delaware, dated within ten (10) Business Days of Closing;

(g)        (i) a notice to the Internal Revenue Service, in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), dated as of the Closing Date and executed by the Company, together with written authorization for Parent to deliver such notice to the Internal Revenue Service on behalf of the Company after the Closing, and (ii) a certification that the Company Common Stock is not “United States real property interests” as defined in Section 897(c) of the Code prepared in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code (in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulations Section 1.1445-2(c)(3)), in each case, validly executed by a duly authorized officer of the Company;

(h)        the Escrow Agreement, duly executed by the Stockholder Representative;

(i)         the Paying Agent Agreement, duly executed by the Stockholder Representative;

(j)         the Employment Agreements, duly executed by Akash Bakshi, Nadja Mannowetz and Andrew Bartynski, as applicable;

(k)        the Non-Compete Agreements, duly executed by Akash Bakshi, Nadja Mannowetz and Andrew Bartynski, as applicable;

(l)         the Lock-Up Agreements, duly executed by each of Akash Bakshi, Nadja Mannowetz, Andrew Bartynski and YourChoice Holdings, LLC;

(m)       the consideration spreadsheet (the “Closing Spreadsheet”) completed to include all of the following information and dated as of the Closing Date: (i) the name, the mailing address and the email address in the books and records of the Company, if available, of each Stakeholder; (ii) the number, class and series of shares of Capital Stock held by, or subject to the Company Options held by, such Person and, in the case of outstanding shares, the respective certificate numbers representing such shares or a statement that such shares are not represented by certificates; (iii) the exercise price per share of each Company Option; (iv) the calculation of the Closing Stock Consideration, (v) the calculation of the Per Share Closing Consideration and the Per Option Closing Consideration distributable to each Stockholder pursuant to this Agreement in exchange for the Company Common Stock or Vested Options held by such Person at the Closing; and (vi) the Fully Diluted Shares Outstanding;

(n)        the consents, approvals, waivers and notices set forth on Section 7.9(m) of the Company Disclosure Letter (the “Required Consents”) shall have been obtained or given, as applicable;

(o)        the Company Stockholder Approval;

(p)        the Company Required Financial Statements;

(q)        the Seller Indemnification Agreements;

(r)        release agreements from each of Akash Bakshi, Nadja Mannowetz and Andrew Bartynski in the form of Release Agreement attached hereto as Exhibit G;

(s)        the License Agreement in the form attached hereto as Exhibit J; and

(t)         evidence reasonably satisfactory to Parent that each Company Option has been terminated and cancelled.

Section 7.10    Closing Deliveries of Parent. The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the Company receiving the following documents, each of which shall be in full force and effect, or the written waiver by the Company in its sole discretion (but no such waiver shall waive any rights or remedy otherwise available to the Company or the Stakeholders) of delivery:

(a)        the Escrow Agreement, duly executed by Parent and Escrow Agent;

(b)        the Exchange Agent Agreement, duly executed by Parent and Exchange Agent;

(c)        the Paying Agent Agreement, duly executed by Parent and Paying Agent;

(d)        a true and complete copy of the resolutions duly and validly adopted by the boards of Parent and Merger Subs evidencing their authorization of the execution and delivery of this Agreement and the transaction documents to which they are respectively a party, and the consummation the transactions contemplated hereby and thereby; and

(e)        evidence of approval of listing of the shares of Parent Common Stock issuable under this Agreement for listing on the Nasdaq.

Section 7.11    Post-Closing Deliveries of Parent(a)   . Promptly following completion thereof, Parent shall provide to the Stockholder Representative a true, correct and complete copy of the analysis and supporting documentation from the valuation firm described in Section 3.6(c)(i) setting forth the Contingent Consideration Value.

ARTICLE VIII

INDEMNIFICATION

Section 8.1      Survival. The representations and warranties of the Company and Parent contained herein will survive until the Expiration Date and will terminate on such date except to the extent that any claims for indemnification in respect of a breach of or inaccuracy in any such representation or warranty is made on or before such date; provided, however, that the representations and warranties contained in Section 4.1 (Organization, Standing and Power), Section 4.2 (Capital Stock), Section 4.4 (Authority), Section 4.15 (Taxes), Section 4.21 (Related Party Transactions), Section 4.23 (Brokers) (collectively, the “Company Fundamental Representations”) and Section 5.1 (Organization, Standing and Power), Section 5.2 (Capital Stock), Section 5.4 (Authority), Section 5.8 (Brokers), Section 5.10 (Merger Subs) (collectively, the “Parent Fundamental Representations”) will survive until the date that is six (6) years from the Closing Date except that the representations and warranties contained in Section 4.15 (Taxes) will survive until the date that is sixty (60) days after the expiration of the applicable statute of limitations with respect to the matters contained therein and terminate at the end of such period; provided, further, that, any claim for indemnification in respect of a breach of a representation or warranty must be made on or before the date on which such representation or warranty terminates in accordance with the foregoing. All covenants and agreements contained herein which by their terms are to be performed (or which prohibit actions) on or after the Closing Date, shall survive the Closing until such particular covenant or agreement is fully performed as provided in this Agreement. It is the express intent of the parties that, if the applicable survival period of an item as contemplated by this Section 8.1 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations (not giving effect to Section 8106(c) of Title 10 of the Delaware Code) with respect to such item shall be reduced to the shortened survival period contemplated hereby.

Section 8.2      Indemnification.

(a)        By the Stakeholders.  Subject to the limitations set forth in this Section 8.2, from and after the Closing, the Stakeholders, severally and not jointly, on a pro rata basis based on their Pro Rata Share, and subject to the limitations set forth in this ARTICLE VIII, shall, indemnify, pay and defend Parent, the Company (after the Closing), and each of their respective Affiliates, officers, directors, shareholders, partners, members, managers, representatives and agents (each, a “Parent Indemnitee”) and save and hold each of them harmless against and pay on behalf of, compensate, or reimburse such Parent Indemnitees as and when incurred for any Losses (regardless of whether or not such Losses relate to any third-party claim) any such Parent Indemnitees actually suffer or sustain or become subject to, as a result of, relating to or by virtue:

(1)        any breach or inaccuracy of any representation or warranty set forth in ARTICLE IV of this Agreement;

(2)        any failure by the Stockholder Representative or the Company to perform any covenant or obligation of the Stockholder Representative or the Company, respectively, set forth herein, including, without limitation, the obligations of the Company pursuant to Section 7.5 of this Agreement;

(3)        (a) all Taxes of the Stakeholders, (b) all Taxes of the Company for all Pre-Closing Periods; (c) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar, state, local, or non-U.S. law or regulation; (d) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any Law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing; and (e) all Transfer Taxes allocable to the Stakeholders pursuant to Section 8.5(c);

(4)        any and all claims or demands for commissions or other compensation by any broker, finder or similar agent claiming to have been engaged or employed by or on behalf of the Company with respect to the transactions contemplated hereby; and

(5)        any fees and expenses incurred by the Company, and Stakeholders or any of their Affiliates in connection with the transactions contemplated hereby (including, for avoidance of doubt, any amounts for bonus or change in control type payments to employees) or any other legal, consulting, investment banking, accounting or similar fees and expenses, that have not been fully paid, discharged and satisfied prior to the Closing;

(6)        any Indebtedness of the Company to the extent not included in the calculation of Net Cash;

(7)        the Closing Spreadsheet, including any inaccuracy therein or dispute relating thereto; and

(8)        any and all matters set forth on Schedule 1.1 hereto, including any and all claims or demands for commission or compensation or any other Losses related thereto.

(b)        By Parent.  From and after the Closing, Parent will indemnify and hold harmless the Stakeholders and each of their respective Affiliates and Representatives (each a “Seller Indemnitee”) from and against any Loss which any Seller Indemnitee may suffer, sustain or become subject to, as the result of:

(1)        any inaccuracy or breach of any representation or warranty set forth in ARTICLE V of this Agreement;

(2)        any failure by Parent or Merger Subs to perform any covenant or obligation of Parent or Merger Subs set forth herein; or

(3)        any and all claims or demands for commissions or other compensation by any broker, finder or similar agent claiming to have been employed by or on behalf of the Parent or Merger Subs.

(c)        Limits on Indemnification.

(1)        Any right of Parent Indemnitees to indemnification under Section 8.2(a)(1) of this Agreement shall not apply to any claims made pursuant to such Section until the aggregate of all such claims totals $169,473.87 (the “Deductible”), in which event such indemnities shall apply to only such amounts under Section 8.2(a)(1) of this Agreement exceeding the Deductible; provided, however, that the Deductible shall not be applicable to an inaccuracy or breach of any of the representations and warranties with respect to the Company Fundamental Representations, in which case, Parent Indemnitees shall be indemnified, subject to the other provisions and limitations of this ARTICLE VIII (including Section 8.4), without any application of or limitation imposed by the Deductible.

(2)        No party shall be entitled to recover Losses in respect of any claim or otherwise obtain reimbursement or restitution more than once with respect to any claim hereunder.

(3)        Except for an inaccuracy or breach of any of the representations and warranties contained in the Company Fundamental Representations or Section 4.15 (Taxes) or for any claim involving fraud by the Company, the Stakeholders’ maximum aggregate liability for Losses under Section 8.2(a)(1) will not exceed the Escrow Amount. The Stakeholders’ maximum aggregate liability for Losses under Section 8.2(a)(1) in connection with any inaccuracy or breach of any of the Company Fundamental Representations will not exceed the Aggregate Closing Value. Notwithstanding anything contained herein to the contrary, nothing herein shall limit the recovery amount against any Stakeholder for fraud or intentional misrepresentation by such Stakeholder; provided, that, Parent and the Parent Indemnitees shall only be permitted to make claims for fraud or intentional misrepresentation by any Stakeholder against such Stakeholder and not against any other Stakeholder notwithstanding anything herein to the contrary.

(4)        Notwithstanding anything contained in this Agreement to the contrary, except in the case of fraud or intentional misrepresentation, and except with respect to the matters covered by Section 9.11, the parties agree that, from and after the Closing Date, the sole and exclusive remedies of the parties and the Parent Indemnitees and Seller Indemnitees, respectively, in connection with any Losses in any way arising from or under or otherwise relating to this Agreement (including for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter hereof) or the transactions contemplated hereby are set forth in this ARTICLE VIII.  Nothing in this Section 8.2(c)(4) will limit rights or remedies expressly provided for in any other agreement executed at the Closing pursuant to this Agreement.

Section 8.3      Indemnification Procedures.

(a)        Notice of Claim.  Other than as provided in Section 8.5 with respect to Taxes, any party making a claim for indemnification under this ARTICLE VIII (the “Indemnified Party”) will notify the party from whom indemnification is claimed (the “Indemnifying Party”) of the claim in writing (a “Claim Notice”) promptly after receiving written notice of any Action against it (if by a third party or Governmental Entity, a “Third Party Claim”) or discovering the liability, obligation, Loss or facts giving rise to such claim for indemnification.  Such notice will describe the claim, a good faith estimate of the amount thereof (to the extent not then known and quantifiable), and the basis therefor, in each case to the extent known to the Indemnified Party.  The failure to so notify the Indemnifying Party will not relieve the Indemnifying Party of its obligations under this ARTICLE VIII, except to the extent that such failure actually and materially prejudices the Indemnifying Party.  With respect to any direct indemnification claim that is not a Third Party Claim, the Stockholder Representative will have a period of thirty (30) days after receipt of the Claim Notice to respond thereto. If the Stockholder Representative does not respond within such thirty (30) days, the Stockholder Representative will be deemed to have accepted responsibility for the Losses set forth in such Claim Notice subject to the limitations on indemnification set forth in this ARTICLE VIII and will have no further right to contest the validity of such Claim Notice. If the Stockholder Representative responds within such thirty (30) days after the receipt of the Claim Notice and rejects such claim in whole or in part, the Parent Indemnitees will be free to pursue such remedies as may be available under this Agreement.

(b)        Other than with respect to Taxes, which is covered in Section 8.5 below, promptly following the commencement of any Third Party Claim against an Indemnified Party, such Indemnified Party shall promptly give written notice to the Indemnifying Party pursuant and subject to Section 9.4 if it wishes to assert a claim for indemnification under this ARTICLE VIII, together with a statement of any available information regarding such claim; provided, however, that any delay on the part of an Indemnified Party alleging a right of indemnity hereunder in providing prompt notice to the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder unless (and then only to the extent) that the Indemnifying Party thereby is materially prejudiced.  The Indemnified Party shall then be entitled, after notice to the Indemnifying Party, to assume and control the defense thereof with counsel reasonably satisfactory to the Indemnifying Party.  The Indemnifying Party, if it so wishes, shall be entitled to participate in (but not control) the defense of such action or proceeding with counsel of its choosing and at its sole cost and expense.  If notice is given to an Indemnifying Party of the commencement of any Third Party Claim and the Indemnified Party does not, within ten (10) days after the Indemnified Party’s notice is so given, give notice to the Indemnifying Party of its election to assume defense thereof, the Indemnifying Party shall assume and control the defense thereof with counsel of its choice reasonably acceptable to the Indemnified Party (and in such event, the Indemnified Party shall be entitled to participate in the defense at its sole cost and expense).  In all cases, the Indemnified Party and the Indemnifying Party shall cooperate and assist each other in all reasonable respects in the defense and settlement of such action.  In the case of any Third Party Claim, (1) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party’s consent (which shall not be unreasonably withheld, conditioned or delayed) unless, other than with respect to Taxes, (a) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and (b) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and, (2) the Indemnifying Party shall have no liability with respect to any compromise or settlement thereof effected by the Indemnified Party without its consent (which shall not be unreasonably withheld, conditioned or delayed).

Section 8.4      Remedies.

Any indemnification obligation of the Stakeholders for Losses arising under Section 8.2(a)(1) (after taking into account any limitations set forth in ARTICLE VIII, including application of the Deductible, the expiration of any survival periods and Section 8.2(c)(3)) will be satisfied as follows: (A) first, be paid with the Escrow Shares then remaining in the Escrow Account, and (B), second, if the amounts recovered pursuant to sub-section (A) are insufficient to fully satisfy such Loss, then by set off against the Milestone Payments as permitted by Section 8.6(a), (C) third, if the amounts recovered pursuant to sub-sections (A) and (B) are insufficient to fully satisfy such Loss, then from the Stakeholders the payment obligation required to satisfy the balance of such Loss in full, by (i) wire transfer of immediately available funds to an account designated by such Parent Indemnitees, or (ii) surrender of the shares of Parent Common Stock issued to the Stakeholders as a part of the Merger Consideration, in each case, within five (5) Business Days after the final determination thereof; provided, that no Stakeholder shall be required to provide indemnification under this Article VIII in an aggregate amount in excess of the portion of its Pro Rata Share of the value of the Aggregate Closing Value.

Section 8.5      Tax Matters.

The following provisions will govern the allocation of responsibility as between Parent and Company for certain Tax matters after the Closing Date:

(a)        Tax Returns.

(1)        Tax Periods Ending on or Before the Closing Date.  The Stakeholders shall be liable for and shall timely pay all Taxes with respect to such income, gain, loss, deduction and credit of the Company with respect to any Pre-Closing Period.  The Stockholder Representative shall prepare or cause to be prepared (at the Stakeholders’ expense) all Tax Returns of the Company for any Pre-Closing Period that are due after the Closing Date (other than Tax Returns of the Company for Straddle Periods).   All Tax Returns of the Company with respect to Pre-Closing Periods shall be prepared, as applicable, in a manner consistent with prior Tax Returns of the Company, except as otherwise required by Applicable Law.  The Stockholder Representative shall provide a copy of the Company’s Tax Returns for the Pre-Closing Tax Periods that are filed after the Closing Date for Parent’s review and comment at least fifteen (15) Business Days prior to the date for filing such Tax Returns and the Stockholder Representative shall make such revisions to such Tax Returns reasonably requested by Parent, provided that Company shall not be obligated to make any such revisions to the extent such revisions would create or increase any Tax liability or indemnification obligation of Company hereunder.  Parent will cooperate with Company in connection with the filing of such Tax Returns, including making available a post-Closing officer of the Company to execute returns on behalf of the Company.

(2)        Tax Periods Beginning Before and Ending After the Closing Date.   Parent shall prepare or caused to be prepared and shall file or caused to be filed any Tax Returns of the Company for Taxable periods that begin before the Closing Date and end after the Closing Date, if any (a “Straddle Period”).  Parent shall provide a copy of the Company’s portion of such Straddle Period Tax Returns for the Stockholder Representative’s review and comment at least fifteen Business Days prior to the date for filing such Tax Returns and Parent shall make such revisions to such Tax Returns reasonably requested by the Stockholder Representative with respect to matters that may reasonably be expected to materially and adversely affect the Stakeholders.  The Stockholder Representative shall deliver its comments on such Tax Return to Parent at least ten days prior to the due date of such Tax Return.  The Stockholder Representative shall pay to Parent within ten (10) days after the date on which Taxes are paid with respect to such Straddle Periods an amount equal to the portion of such Taxes that relates to the Pre-Closing Period, to the extent such Taxes were not paid on or before the Closing Date.  For purposes of this Section 8.5, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall (a) in the case of any Taxes other than Taxes based upon or related to income, receipts, wages, capital expenditures, or expenses (other than Transfer Taxes), be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the portion of the Tax period that ends on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (b) in the case of any Tax based upon or related to income, receipts, wages, capital expenditures, or expenses, be deemed equal to the amount that would be payable if the relevant Tax period ended on the Closing Date.  Any credits relating to a Pre-Closing Period shall be taken into account under clause (b) in the immediately preceding sentence.  The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Period or a Straddle Period shall be exclusively within the control of Parent.

(b)        Cooperation.  With respect to any Pre-Closing Period, the parties shall provide each other such cooperation and information as any of them reasonably may request in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or other Action in respect of Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, which any such party may possess.  The Stockholder Representative shall turn over to Parent all Tax Returns, schedules and work papers, and all material records and other documents in its possession, relating to Taxes of the Company.  Parent shall retain such Tax Returns, schedules, and work papers for the full period of any statute of limitations.

(c)        Transfer Taxes.  All federal, state, local, foreign transfer, documentary stamp, registration, sales, use or similar Taxes, fees or expenses (“Transfer Taxes”) applicable to, imposed upon or arising out of the transfer of the Company Common Stock or any other transaction contemplated by this Agreement shall be borne 50% by Parent and 50% by the Stakeholders.

Parent shall file any Tax Return and other documentation in connection with such Transfer Taxes, and, if required by applicable Law, the Stakeholders shall, and shall cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

(d)        Without the prior written consent of the Stockholder Representative (such consent not to be unreasonably withheld, delayed or conditioned), Parent will not: (i) except for Tax Returns that are filed in accordance with Section 8.5(a), file or amend, or permit the Company or any of its Affiliates to file or amend any Tax Return of the Company relating to a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) with respect to Tax Returns filed pursuant to Section 8.5(a), after the date such Tax Returns are filed pursuant to Section 8.5(a), amend or permit the Company or any of its Affiliates to amend any such Tax Return; (iii) extend or waive, or cause to be extended or waived, or permit the Company or any of its Affiliates to extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency related to a taxable period (or portion thereof) of the Company ending on or prior to the Closing Date; (iv) make or change any election or change any method of accounting with respect to Taxes with retroactive effect to a taxable period (or portion thereof) ending on or prior to the Closing Date for the Company; (v) initiate discussions or examinations with any Taxing Authority (including any voluntary disclosures) regarding any Taxes of the Company attributable to a Pre-Closing Period; or (vi) except as explicitly contemplated by this Agreement, engage in any transaction on the Closing Date after the Closing outside the ordinary course of business.

(e)        Parent will give prompt written notice to Stockholder Representative of the assertion of any claim, or the commencement of any Legal Proceeding, with respect to: (x) any Tax Return of the Company that relates to one or more taxable periods ending on or prior to the Closing Date; or (y) any Tax liability of the Company for which the Stakeholders are partially or wholly responsible under this Agreement (each, a “Tax Claim”).  Parent (and its Affiliates) shall have the right to control the conduct of any Tax Claim; provided, however, if a Tax Claim relates to Taxes for which the Stakeholders have an indemnification obligation or is otherwise responsible pursuant to this Agreement, (i) the Stockholder Representative shall have the right to participate (at the Stakeholders’ cost and expense) in the conduct of such Tax Claim, (ii) Parent shall keep the Stockholder Representative reasonably informed and consult in good faith with Stockholder Representative with respect to any material issue relating to such Tax Claim, and (iii) to the extent that the settlement of the Tax Claim would reasonably be expected to result in the Stakeholders having an indemnification obligation under this Agreement, Parent shall not settle such Tax Claim without the consent of Stockholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(f)        Each of the Parties hereto intends for the transactions contemplated by this Agreement to qualify for the Intended Tax Treatment.  Each of Parent and the Company will (and will cause its Affiliates to) (i) use its commercially reasonable efforts to cause the Merger to constitute a transaction qualifying for the Intended Tax Treatment and (ii) not take any action or fail to take any action that could reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.  In furtherance and not in limitation of the foregoing, each of the Parties hereto and their respective Affiliates shall, unless otherwise required by applicable Law, (A) file all Tax Returns consistent with the Intended Tax Treatment (including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with the U.S. federal income Tax Returns of the Company and Parent for the taxable year that includes the

Merger), and (B) take no Tax position inconsistent with the Intended Tax Treatment (whether in audits, Tax Returns or otherwise). In addition, each of Parent and Seller Parent shall promptly notify the other if it knows or has reason to believe that the Merger may not qualify for the Intended Tax Treatment (and the parties shall cooperate to promptly determine whether the terms of this Agreement could be reasonably amended in order to facilitate the qualification of the Merger for the Intended Tax Treatment).

Section 8.6      Treatment of Indemnification Payments.

(a)        Each Party will treat all payments made pursuant to ARTICLE VIII as adjustments of the Merger Consideration for all purposes, unless otherwise required pursuant to applicable Law.

Section 8.7      Right of Set Off.  The Stakeholders hereby grant to Parent and each Parent Indemnitee, to secure payment of the indemnification obligations of the Stakeholders under this Agreement, the right of set off from time to time (each instance in which such a set off is exercised, claimed or made under this Section 8.7 is herein referred to as a “Right of Set Off”) upon and against each and all of the Milestone Payments.  In order to exercise a Right of Set Off pursuant to this Section 8.7, a Parent Indemnitee shall from time to time provide one or more Claim Notices to the Stockholder Representative, on behalf of each of the Stakeholders subject to such Right of Set Off, in accordance with Section 8.3(a) in respect of the claim or claims in question for which it intends to exercise such Right of Set Off (such Claim Notice, in respect of the proposed Right of Set Off, is referred to herein as the “Set Off Claim Notice”).  Notwithstanding Section 8.3(a), such Set Off Claim Notice shall summarize the claim or claims for which such Parent Indemnitees then propose a Right of Set Off and a good faith estimate of the amount then proposed to be set off pursuant to such Right of Set Off.  The Stockholder Representative shall have ten (10) days following receipt of such Set Off Claim Notice to notify Parent that it disputes the claims that are the subject of the proposed Right of Set Off.  Such dispute notice shall include a reasonably detailed basis of the grounds and substantive reasons for such dispute of the Right of Set Off or of the amount proposed to be set off.  In the event Stockholder Representative does not so timely and properly dispute such claims, then Parent Indemnitees shall be entitled to immediately set off any and all Losses that are the subject of such Set Off Claim Notice against any and all Milestone Payments, whether then due or not, in each case to the extent of the amounts set forth in the Set Off Claim Notice.  In the event the Stockholder Representative does timely dispute such claims, then Parent shall, from time to time as such are or may become due to the Stakeholders pursuant to Section 3.6 hereof, deposit any and all Milestone Payments (but solely to the extent that one or more of such Milestone Payments is the subject of such Set Off Claim Notice and which have been timely and properly disputed by Stockholder Representative), with the Escrow Agent to be held and distributed to the Parent Indemnitees or the Stakeholders solely in accordance and at the times called for in the Escrow Agreement, which shall provide that Escrow Agent shall distribute such Milestone Payments then held in escrow to the Parent Indemnitees or to the Stakeholders, as the case may be, solely upon (a) a joint written direction from Parent and Stockholder Representative specifying the resolution of the claims in question and to whom and in what amounts such Milestone Payments shall be made or (b) a final, non-appealable order of a court of competent jurisdiction compelling the Escrow Agent to distribute the Milestone Payment or Milestone Payments then held in escrow in a specific manner. Any shares of Parent Common Stock that are part of a Milestone Payment subject to this Section 8.7 shall be valued based on the Ten-Day Average for purposes of equating such shares to the amounts claimed in a Set Off Claim Notice.

Section 8.8      Materiality of Claims.

(a)        Notwithstanding anything to the contrary contained herein, for purposes of determining whether there has been a breach of a representation or warranty and the amount of any Losses that are the subject matter of a claim for indemnification hereunder, each representation and warranty contained in this Agreement shall be read without regard and without giving effect to any “materiality” or “Material Adverse Effect” qualifications or other similar standard or qualification contained in such representation or warranty (as if such standard or qualification were deleted from such representation and warranty).

Section 8.9      Payment of Escrow Shares; Parent Common Stock. With respect to any indemnification payment that includes Escrow Shares, the value of each such share shall equal the Ten-Day Average, for purposes of determining the number of shares to be delivered as the indemnification payment. For successful indemnification claims by a Parent Indemnitee, within five (5) Business Days after the indemnification claim is finally determined in accordance with this ARTICLE VIII, the Escrow Agent shall disburse a number of Escrow Shares, together with any other escrow property equal to the amount of such indemnification claim from the Escrow Account to Parent.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1      Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties at any time, whether before or after Company Stockholder Approval. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of Parent and the Stockholder Representative.

Section 9.2      Waiver. The parties may, to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by Parent, in the case of Parent or Merger Subs, or by Stockholders Representative, in the case of the Company or the Stakeholders. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 9.3      Fees and Expenses. Whether or not the transactions contemplated by this Agreement are consummated, and except as otherwise expressly provided in this Agreement, the Parent will bear its fees, costs and expenses and those of the Merger Subs, and the Company will bear its fees, costs and expenses, which for the avoidance of doubt, shall constitute Transaction

Expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (including legal, accounting and other professional fees). Notwithstanding the foregoing, all of the expenses incurred in connection with any registration of Registrable Shares pursuant to Section 7.4, including all SEC fees, blue sky registration and filing fees, listing notices and filing fees, printing fees and expenses, transfer agents’ and registrars’ fees and expenses and all fees and expenses of Parent’s outside counsel and independent accountants of Parent shall be paid by Parent, provided that  Parent shall not be responsible for any selling expenses of any Stakeholder (including any broker’s fees or commissions) or fees or expenses of outside counsel or independent accountants of Stakeholders in connection with the Resale Shelf Registration Statement.

Section 9.4      Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to Parent, Merger Subs or the Surviving Company, to:

NeuroBo Pharmaceuticals, Inc.
200 Berkeley Street, Office 19th Floor
Boston, Massachusetts 02116
	Attention:	Richard Kang
	E-mail:	rkang@neurobopharma.com

with a copy (which shall not constitute notice) to:

Sheppard, Mullin, Richter & Hampton LLP
2099 Pennsylvania Avenue, NW, Suite 100
Washington, DC 20006-6801
	Attention:	Hwan Kim
	E-mail:	HKim@sheppardmullin.com

(ii)	if to Company, to:

ANA Therapeutics, Inc.
602 Bainbridge Street
Foster City, CA 94404
	Attention:	Chief Executive Officer
	E-mail:	akash@anatherapeutics.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
601 Marshall Street
Redwood City, CA 94063
	Attention:	David Johanson; Deepa Rich
	E-mail:	djohanson@goodwinlaw.com;
drich@goodwinlaw.com

(iii)	if to the Stockholder Representative, to:

Akash Bakshi
602 Bainbridge Street
Foster City, CA 94404]
	E-mail:	akash@anatherapeutics.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
601 Marshall Street
Redwood City, CA 94063
	Attention:	David Johanson; Deepa Rich
	E-mail:	djohanson@goodwinlaw.com;
drich@goodwinlaw.com

Section 9.5      Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

Section 9.6     Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 9.7      No Third Party Beneficiaries.

(a)        Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Stakeholders, the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

(b)        The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.8      Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 9.9      Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.10   Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.11    Specific Performance. The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 9.12    Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 9.13   Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 9.14    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.15    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 9.16     Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 9.17     No Presumption Against Drafting Party. Each of Parent, the Merger Subs and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

ARTICLE X

CERTAIN DEFINITIONS

Section 10.1    “Action” has the meaning set forth in Section 4.9.

Section 10.2    “Aggregate Closing Value” means the dollar amount equal to (a) 3,243,906 multiplied by the Ten-Day Average, minus (b) the Closing Net Cash (if the Closing Net Cash is negative), plus (c) the Aggregate Exercise Proceeds, minus (d) the Escrow Amount.

Section 10.3    “Aggregate Exercise Proceeds” means the aggregate exercise price of all Vested Company Options as of immediately prior to the First Effective Time (after giving effect to any acceleration resulting from or in connection with the consummation of the transactions contemplated by this Agreement).

Section 10.4    “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

Section 10.5    “Agreement” has the meaning set forth in the preamble.

Section 10.6    “Ancillary Agreements” means, collectively, the Escrow Agreement, the Exchange Agent Agreement, the Paying Agent Agreement and the Parent Support Agreements.

Section 10.7    “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed.

Section 10.8    “Cash and Cash Equivalents” means all cash and cash equivalents of the Company, as determined in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements and without giving effect to the transactions contemplated by this Agreement.  For the avoidance of doubt, any cash collateralizing any letters of credit or credit card accounts and any cash held as security deposits for any real property currently leased by the Company shall be treated as Cash and Cash Equivalents.

Section 10.9    “Cash-Out Closing Consideration” means, with respect to each Company Note held by each Cash-Out Holder, the Purchase Amount (as defined in such Company Note) divided by the Ten-Day Average.

Section 10.10  “Cash-Out Holders” means the Company Noteholders listed on Schedule 1.2.

Section 10.11  “Cash-Out Holder Value” means the sum of the Purchase Amount (as defined in the Company Notes) of the Company Notes held by the Cash-Out Holders.

Section 10.12  “Closing Net Cash” has the meaning set forth in Section 3.4.

Section 10.13  “Closing Date” has the meaning set forth in Section 2.4.

Section 10.14  “Closing Spreadsheet” has the meaning set forth in Section 7.9(j).

Section 10.15  “Closing Stock Consideration” means a number of shares of Parent Common Stock equal to the quotient obtained by dividing (a) the Aggregate Closing Value by (b) the Ten-Day Average.

Section 10.16  “Code” has the meaning set forth in the Recitals.

Section 10.17  “Company” has the meaning set forth in the preamble.

Section 10.18  “Company Balance Sheet” has the meaning set forth in Section 4.6(a)

Section 10.19  “Company Common Stock” has the meaning set forth in the Recitals.

Section 10.20  “Company Controlled Group” has the meaning set forth in Section 4.12(b).

Section 10.21  “Company Disclosure Letter” has the meaning set forth in ARTICLE IV.

Section 10.22  “Company Equity Plan” means ANA Therapeutics Inc. 2020 Stock Plan.

Section 10.23  “Company Financial Statements” has the meaning set forth in Section 4.6(a).

Section 10.24  “Company Fundamental Representations” has the meaning set forth in Section 8.1.

Section 10.25  “Company Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (A) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition, results of operations of the Company or (B) materially impairs the ability of the Company to consummate, the Merger or any of the other transactions contemplated by this Agreement; provided, however, that no result, occurrence, fact, change, event or effect resulting from any of the following shall constitute, or will be considered in determining whether there has occurred, a Company Material Adverse Effect: (1) changes or conditions generally affecting the industries in which the Company operates, or the economy or the financial, debt, banking, capital, credit or securities markets, in the United States, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general, (2) the outbreak or escalation of war or acts of terrorism or any natural disasters, acts of God or comparable events, any epidemic, pandemic or disease outbreak (including, without limitation, the COVID-19 virus) or any worsening of the foregoing, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Entity in response thereto, (3) changes in Law or GAAP, or the interpretation or enforcement thereof, (4) the public announcement of this Agreement or any of the transactions contemplated in connection herewith, or (5) any specific action taken (or omitted to be taken) by the Company at or with the express written consent of Parent; provided, that, with respect to clauses (1), (2) and (3), the impact of such event, change, circumstance, occurrence, effect or state of facts is not disproportionately adverse to the Company as compared to other participants in the industries in which the Company operates.

Section 10.26  “Company Noteholder” shall mean any Person holding any Company Note.

Section 10.27  “Company Notes” shall mean the Simple Agreement for Future Equity notes issued by the Company to the Investors (as defined therein) party thereto.

Section 10.28  “Company Option” means an option (whether or not vested or exercisable) to purchase Company Common Stock that has been granted under the Company Equity Plan.

Section 10.29  “Company Registered IP” has the meaning set forth in Section 4.19(a).

Section 10.30  “Company Plan” has the meaning set forth in Section 4.12(a).

Section 10.31  “Company Recommendation” has the meaning set forth in the Recitals.

Section 10.32  “Company Stock Awards” has the meaning set forth in Section 4.2(b).

Section 10.33  “Company Stockholder Approval” has the meaning set forth in the Recitals.

Section 10.34  “Confidentiality Agreement” means that certain Confidential Disclosure Agreement, dated August 25, 2020, between Parent and the Company.

Section 10.35  “Contagion Event” means the outbreak of a contagious disease, epidemic or pandemic (including SARS-CoV-2, which causes coronavirus disease 2019).

Section 10.36  “Contingent Consideration” has the meaning set forth in Section 3.6(c)(i).

Section 10.37  “Contingent Stock Payment Valuation” means the average of the closing sale prices per share of Parent Common Stock as reported on the Nasdaq for the ten (10) trading day period ending on the day before such payment is to be made.

Section 10.38  “Contract” has the meaning set forth in Section 4.5(a).

Section 10.39  “Covered Person” means, with respect to Parent as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any person listed in the first paragraph of Rule 506(d)(1).

Section 10.40  “D&O Indemnified Party” means each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the First Effective Time, a director or officer of Parent or the Company, respectively.

Section 10.41  “DGCL” has the meaning set forth in the Recitals.

Section 10.42  “Disqualifying Event” has the meaning set forth in Section 5.2(e).

Section 10.43  “DLLCA” has the meaning set forth in the Recitals.

Section 10.44  “Employment Agreements” has the meaning set forth in the Recitals.

Section 10.45  “Encumbrance” means any mortgage, pledge, lien, conditional sale agreement, security title or other similar encumbrance.

Section 10.46 “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface and subsurface soils and strata, wetlands, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

Section 10.47  “Escrow Account” has the meaning set forth in Section 3.10(a).

Section 10.48  “Escrow Agent” means U.S. Bank National Association.

Section 10.49  “Escrow Agreement” means the escrow agreement in the form attached hereto as Exhibit H.

Section 10.50  “Escrow Amount” means $ $2,415,898.99.

Section 10.51  “Escrow Shares” means the number of shares of Parent Common Stock equal to the quotient obtained by dividing the Escrow Amount by the Ten-Day Average.

Section 10.52  “Exchange Agent” has the meaning set forth in Section 3.3.

Section 10.53  “Exchange Agent Agreement” means the Exchange Agent Agreement in the form attached hereto as Exhibit E.

Section 10.54  “Expert” has the meaning set forth in Section 3.6(l)(i).

Section 10.55  “First Merger” has the meaning set forth in the Recitals.

Section 10.56  “First Merger Sub” has the meaning set forth in the preamble.

Section 10.57  “Fully Diluted Shares Outstanding” means, without duplication, immediately prior to the First Effective Time: (i) the aggregate number of shares of Company Common Stock issued and outstanding (after giving effect to the transactions contemplated by the Note Exchange Agreements and reflecting the deemed adjustment noted in the last sentence of this definition); plus (ii) the aggregate number of shares of Company Common Stock issuable upon the exercise of all Vested Company Options outstanding immediately prior to the First Effective Time (after giving effect to any acceleration resulting from or in connection with the consummation of the transactions contemplated by this Agreement); provided, that Excluded Shares shall not be included in the calculation of the Fully Diluted Shares Outstanding. For purposes of this Agreement, the shares of Company Common Stock issued and outstanding immediately prior to the First Effective Time shall be deemed to include 10,937 shares of Company Common Stock to reflect the Stock Equivalent Payment (as defined in the Agreement listed on Schedule 1.1 hereto).

Section 10.58   “Government Shutdown” means any shutdown or material limiting of certain United States or foreign federal, state or local government services.

Section 10.59  “Governmental Entity” has the meaning set forth in Section 4.5(b).

Section 10.60  “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including but not limited to petroleum.

Section 10.61  “Indebtedness” of any Person means, with respect to any Person and without duplication, the aggregate amount of (i) indebtedness of such Person for borrowed money, (ii) indebtedness evidenced by notes, debentures or bonds, bankers’ acceptance, or other similar securities or instruments the payment for which such Person is responsible, (iii) all liabilities of such Person under or pursuant to commitments by which such Person assures a creditor against loss (including, without limitation, reimbursement obligations of such Person under letters of credit, solely to the extent such letters of credit have been drawn), (iv) all liabilities of such Person under or pursuant to any conditional sales or other arrangements for the deferred purchase price of property or services (including any deferred pay-out or earn-out), as obligor or otherwise, (v) all liabilities of such Person under or pursuant to leases which in accordance with GAAP are required to be capitalized, (vi) all liabilities of such Person under any swap, hedging, derivative or similar transaction, (vii) cash overdrafts, regardless of balance sheet presentation (to the extent and in the amount not otherwise deducted in the calculation of Cash (calculated in accordance with this Agreement)), (viii) all liabilities of such Person for guarantees of another Person in respect of liabilities of the type set forth in the foregoing clauses, (ix) all Liabilities in respect of profit-sharing, 401(k) matching and safe harbor contributions payable by the Company with respect to all periods prior to the Closing, and (x) all liabilities of such Person for accrued but unpaid interest, unpaid prepayment or redemption penalties, premiums or payments and unpaid fees and expenses that are payable in connection with retirement or prepayment of any of the indebtedness described in the foregoing clauses (i) through (ix).

Section 10.62  “Intellectual Property” means all intellectual property rights of any kind or nature in any jurisdiction throughout the world, including all of the following to the extent protected by applicable Law: (i) trademarks or service marks (whether registered or unregistered), trade names, domain names, social media user names, social media addresses, logos, slogans, and trade dress, including applications to register any of the foregoing, together with the goodwill symbolized by any of the foregoing; (ii) patents, utility models and any similar or equivalent statutory rights with respect to the protection of inventions, and all applications for any of the foregoing, together with all re-issuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof; (iii) copyrights (registered and unregistered) and applications for registration; (iv) trade secrets and customer lists, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, and other confidential information; and (v) any other proprietary or intellectual property rights of any kind or nature.

Section 10.63  “Intended Tax Treatment” has the meaning set forth in the Recitals.

Section 10.64   “Knowledge of the Company” means the actual knowledge of each of Akash Bakshi, Nadja Mannowetz and Andrew Bartynski in each case, after due inquiry of the employees of the Company who are their respective direct reports and who would reasonably be expected to have knowledge of the subject matter of such inquiry.

Section 10.65  “Knowledge of Parent” means the actual knowledge of each of Richard Kang and Seth Reno, in each case, after due inquiry of the employees of the Company who are their respective direct reports and who would reasonably be expected to have knowledge of the subject matter of such inquiry.

Section 10.66  “Law” means any federal, state, local or foreign law, including common law, and any regulation, rule, requirement, policy, judgment, order, writ, decree, ruling, award, approval, authorization, consent, license, waiver, variance, guideline or permit of, or any agreement with, any Governmental Entity.

Section 10.67  “Liens” has the meaning set forth in Section 4.5(a).

Section 10.68   “Lock-Up Agreement” means that certain letter agreement by and between each of Andrew Bartynski, Akash Bakshi, Nadja Mannowetz and YourChoice Holdings LLC, on the one hand, and Parent, on the other hand, in the form attached hereto as Exhibit I.

Section 10.69  “Losses” means any loss, liability, cost, royalty payment, damage, claim, demand, action, cause of action, deficiency, Tax, penalty, fine or expense, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing); provided, that “Losses” shall exclude punitive or exemplary damages, except to the extent such damages are paid to a third party.

Section 10.70  “Management Incentive Plan” means the ANA Therapeutics, Inc. Management Incentive Plan.

Section 10.71  “Material Contract” has the meaning set forth in Section 4.16(a).

Section 10.72  “Material Misstatement” means, with respect to any Resale Shelf Registration Statement, an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made.

Section 10.73  “Merger” has the meaning set forth in the Recitals.

Section 10.74  “Merger Consideration Shares” means, collectively, the Closing Stock Consideration and the Escrow Shares.

Section 10.75  “Merger Subs” has the meaning set forth in the preamble.

Section 10.76  “Milestone Payment Proposal” has the meaning set forth in Section 5.4(b).

Section 10.77  “MIP Participant” means each of Akash Bakshi and Nadja Mannowetz.

Section 10.78  “Nasdaq” means the Nasdaq Stock Market, LLC.

Section 10.79  “Net Cash” means Cash and Cash Equivalents minus the sum of (i) the Company’s accounts payable, accrued cash expenses (in the amount set forth on Schedule 1.3, and without duplication of any expenses accounted below), and Indebtedness in each case as of such date and determined in a manner consistent with the preparation of the Company’s financial statements and (ii) the cash cost of any unpaid change of control payments or severance, termination or similar payments pursuant to a contract that are or become due to any current or former employee, director or independent contractor of the Company, and (iii) any remaining unpaid cash fees and expenses (including any attorney’s, accountant’s, financial advisor’s, or finder’s fees) as of such date for which the Company is liable. For the avoidance of doubt, Net Cash may be positive or negative.

Section 10.80  “Optionholder” means each holder of Vested Company Options as of the Closing.

Section 10.81   “Ordinary Course of Business” means any action taken that is consistent with past practice, events or happenings including as to, nature, scope, amount and frequency and is taken in the course of normal day-to-day operations, without any separate or special authorization.

Section 10.82  “Parent Common Stock” has the meaning set forth in the Recitals.

Section 10.83  “Parent Disclosure Letter” has the meaning set forth in ARTICLE V.

Section 10.84  “Parent Fundamental Representations” has the meaning set forth in Section 8.1.

Section 10.85  “Parent Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (A) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition, or results of operations of Parent and its Subsidiaries, taken as a whole, or (B) materially impairs the ability of Parent or Merger Subs to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that no result, occurrence, fact, change, event or effect resulting from any of the following shall constitute, or will be considered in determining whether there has occurred, a Parent Material Adverse Effect: (i) any changes in (A) the United States or global economy generally or capital, commodity or financial markets generally, including changes in interest or exchange rates, or (B) political conditions generally of the United States or any other country or jurisdiction in which Parent operates; (ii) the negotiation, execution, announcement or consummation of the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers or employees; (iii) the identity of, or the effects of any facts or circumstances relating to, Parent or any of its Affiliates; (iv) any global health conditions, including any Contagion Event, any Government Shutdown, any declaration of martial law, quarantine or similar directive, guidance, policy or guidance or other action by any Governmental Entity; (v) any changes or prospective changes in GAAP or in any laws, regulations, rules, ordinances, policies, mandates, guidelines or other requirements of any Governmental Entity generally applicable to the Parent in the interpretation thereof, including any laws, regulations, rules, ordinances, policies, mandates, guidelines or other requirements newly enacted for, relating to or arising out of efforts to address the spread of any global pandemic or infectious disease; (vi) any hostilities, act of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); except, in the cases of clause (i), (iv) and (v), to the extent such changes have had a disproportionate effect on Parent relative to other participants in the industries in which the Parent operates.

Section 10.86  “Parent Support Agreements” has the meaning set forth in the Recitals.

Section 10.87  “Participating Stakeholder” means each Stakeholder other than the Cash-Out Holders.

Section 10.88  “Paying Agent” means  U.S. Bank National Association.

Section 10.89   “Paying Agent Agreement” means the Paying Agent Agreement in the form attached hereto as Exhibit F.

Section 10.90 “Per Option Closing Consideration” means, with respect to each share of Company Common Stock subject to a Vested Company Option outstanding as of immediately prior to the Effective Time (after giving effect to any acceleration resulting from or in connection with the Mergers), the number of shares of Parent Common Stock equal to the quotient obtained by dividing  the Per Option Closing Value by the Ten-Day Average.

Section 10.91   “Per Option Closing Value” means, with respect to each share of Company Common Stock subject to a Vested Company Option outstanding as of immediately prior to the Effective Time (after giving effect to any acceleration resulting from or in connection with the Mergers), a dollar amount equal to the excess of the Per Share Closing Value over the exercise price per share of such Vested Company Option.

Section 10.92  “Per Share Closing Consideration” means the number of shares of Parent Common Stock equal to the quotient obtained by dividing the Per Share Closing Value by the Ten-Day Average.

Section 10.93  “Per Share Closing Deduction” means a dollar amount equal to the quotient obtained by dividing (i) an amount equal to the Escrow Amount by (ii) the Fully Diluted Shares Outstanding.

Section 10.94  “Per Share Closing Value” means a dollar amount equal to (a) the quotient obtained by dividing (i) the Aggregate Closing Value, minus the Closing MIP Value and the Cash-Out Holder Value, by (ii) the Fully Diluted Shares Outstanding, minus (b)  the Per Share Closing Deduction.

Section 10.95  “Per Share Milestone Consideration” with respect to any Milestone Payment, a dollar amount equal to the quotient of (i) the aggregate amount of such Milestone Payment, divided by (ii) the Fully Diluted Shares Outstanding.

Section 10.96  “Per Share Royalty Consideration” with respect to any Royalty Payment, a dollar amount equal to the quotient of (i) the aggregate amount of such Royalty Payment, divided by (ii) the Shares Outstanding.

Section 10.97  “Permits” has the meaning set forth in Section 4.10.

Section 10.98 “Permitted Encumbrance” means, collectively, (i)) Taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or, if due, are being contested in good faith and, in each case, for which specific and adequate accruals or reserves have been established on the Company Balance Sheet in accordance with GAAP; (ii) carriers’, warehousemens’, mechanics’, landlords’, materialmens’, repairmens’ or other similar Encumbrances arising in the Ordinary Course of Business to which there is no default on the part of the Company in connection therewith or that are being contested in good faith and for which specific and adequate accruals or reserves have been established on the Company Balance Sheet in accordance with GAAP; (iii) Encumbrances consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation (iv) any interest or title of a lessor or sublessor, as lessor or sublessor, under any lease and any precautionary uniform commercial code financing statements filed under any operating lease; and (v) Encumbrances of record or imperfections of title which are not material in character, amount or extent and which do not materially detract from the value or materially interfere with the present or intended use of the assets subject thereto or affected thereby.

Section 10.99  “Permitted Liens” has the meaning set forth in Section 4.18(a).

Section 10.100 “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

Section 10.101 “Personal Information” has the meaning set forth in Section 4.19(h).

Section 10.102 “Pro Rata Share” means, with respect to each Stakeholder, a fraction (i) the numerator of which equals the aggregate number of shares of Parent Common Stock issuable to such Stakeholder at Closing (including, in the case of the MIP Participants, pursuant to the Management Incentive Plan) and (ii) the denominator of which equals the Closing Stock Consideration.

Section 10.103 “Proxy Statement” has the meaning set forth in Section 7.1(a).

Section 10.104 “Representative” means a party’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

Section 10.105 “Royalty Payment” has the meaning set forth in Section 3.7(a).

Section 10.106 “Safety Notice” has the meaning set forth in Section 4.11(g).

Section 10.107 “SEC” means the Securities and Exchange Commission.

Section 10.108 “Second Merger” has the meaning set forth in the Recitals.

Section 10.109 “Second Merger Sub” has the meaning set forth in the preamble.

Section 10.110 “Securityholder” means a holder of Company Common Stock (for the avoidance of doubt, after giving effect to the transactions contemplated by the Note Exchange Agreement) or an Optionholder.

Section 10.111 “Selected Expert” means the Expert mutually agreed by the parties or, if the parties cannot agree, the third Expert selected by the party-appointed Experts.

Section 10.112 “Seller Indemnitee” has the meaning set forth in Section 8.2(b).

Section 10.113 “Shares Outstanding” means the aggregate number of shares of Company Common Stock issued and outstanding (after giving effect to the transactions contemplated by the Note Exchange Agreements); provided, that Excluded Shares shall not be included in the calculation of the Shares Outstanding.

Section 10.114 “Stakeholders” means each Person identified on the Closing Spreadsheet and each MIP Participant.

Section 10.115 “Stockholder Representative” has the meaning set forth in the preamble.

Section 10.116 “Stockholder Representative Expense Amount” has the meaning set forth in Section 3.5.

Section 10.117 “Stockholder Representative Expense Fund” has the meaning set forth in Section 3.5.

Section 10.118 “Sublicensee Net Sales” has the meaning set forth in Section 3.7(a).

Section 10.119 “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

Section 10.120 “Tax Action” has the meaning set forth in Section 4.15(d).

Section 10.121 “Tax Return” means any return, declaration, report, certificate, bill, election, claim for refund, information return, statement or other written information and any other document filed or supplied or required to be filed or supplied to any Governmental Entity or any other Person with respect to Taxes, including any schedule, attachment or supplement thereto, and including any amendment thereof.

Section 10.122 “Taxes” (i) means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, stock, ad valorem, transfer, transaction, franchise, profits, gains, registration, license, wages, lease, service, service use, employee and other withholding, social security, unemployment, welfare, disability, payroll, employment, excise, severance, stamp, occupation, workers’ compensation, premium, real property, personal property, escheat or unclaimed property, windfall profits, net worth, capital, value-added, alternative or add-on minimum, customs duties, estimated and other taxes, fees, assessments, charges or levies of any kind whatsoever (whether imposed directly or through withholding and including taxes of any third party in respect of which a Person may have a duty to collect or withhold and remit and any amounts resulting from the failure to file any Tax Return), whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

Section 10.123 “Ten-Day Average” means  the average of the closing sale prices per share of Parent Common Stock as reported on the Nasdaq for the ten (10) trading day period ending on the date prior the date hereof.

Section 10.124 “Transaction Expenses” means (i) all fees, costs and expenses (including fees, costs and expenses of attorneys, accountants, investment bankers and other representatives and consultants and any fees and expenses incurred in negotiations with any Person other than the Parent) incurred by the Company or the Stockholder Representative in connection with the consummation (or the preparation for the consummation) transactions contemplated by this Agreement and the Ancillary Agreements, in each case to the extent remaining unpaid and outstanding on the Closing, (ii) any bonuses, severance arrangements, equity issuance, termination and change of control arrangements or other compensation and similar obligations or other liabilities (including any related employer payroll contributions or premiums) owed or payable to any Person by the Company on the Closing Date as a consequence of, in contemplation of or that will be triggered, either automatically or with the passage of time, in whole or in part by the execution or consummation of the transactions contemplated by this Agreement, (iii) any payroll, social security, unemployment or other Taxes or other amounts to be paid by the Company (i.e., the employer’s share of such Taxes) in connection with any payments made to any employee of the Company at the Closing (including amounts included in clause (ii)).

Section 10.125 “Transfer Taxes” has the meaning set forth in Section 8.5(c).

Section 10.126 “Treasury Regulations” means the rules and regulations promulgated under the Code from time to time.

Section 10.127 “Vested Company Option” means, as of immediately prior to the First Effective Time (after giving effect to any acceleration resulting from or in connection with the transactions contemplated by this Agreement), each outstanding Company Option to the extent such Company Options are then vested and exercisable.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NEUROBO PHARMACEUTICALS, INC.

By:	/s/ Richard J. Kang
Name: Richard J. Kang
Title: CEO and President

SHELBY MERGER SUB 1, INC.

By:	/s/ Richard J. Kang
Name:Richard J. Kang
Title:CEO and President

SHELBY MERGER SUB 2, LLC

By:	/s/ Richard J. Kang
Name: Richard J. Kang
Title: CEO and President

ANA THERAPEUTICS, INC.

By:	/s/ Akash Bakshi
Name: Akash Bakshi
Title: CEO

[Signature Page to Agreement and Plan of Merger]